Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CLP SY HOLDING, LLC,

SY MERGER SUB CORPORATION

and

SYNACOR, INC.

Dated as of February 10, 2021

i

4.2	Authority, Execution and Delivery; Enforceability	37
4.3	No Conflicts	37
4.4	Litigation	38
4.5	Information Supplied	38
4.6	Ownership of Company Capital Stock	39
4.7	Available Funds	39
4.8	Ownership of Merger Sub	40
4.9	Brokers	40

ARTICLE 5 COVENANTS		40

5.1	Conduct of Business by the Company Pending the Closing	40
5.2	Access to Information; Confidentiality	44
5.3	No Solicitation	44
5.4	Appropriate Action; Consents; Filings	48
5.5	Certain Notices	50
5.6	Public Announcements	50
5.7	Employment and Employee Benefit Matters	51
5.8	Indemnification	53
5.9	Parent Agreements Concerning Merger Sub	54
.10	Takeover Statutes	55
5.11	Section 16 Matters	55
5.12	Rule 14d-10(d) Matters	55
5.13	Stockholder Litigation	55
5.14	Stock Exchange Delisting	55
5.15	Financing Cooperation	55

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER		56

6.1	Conditions to Obligations of Each Party Under This Agreement	56

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		56

7.1	Termination	56
7.2	Effect of Termination	58
7.3	Termination Fee	58
7.4	Amendment	60
7.5	Waiver	60

ARTICLE 8 GENERAL PROVISIONS		60

8.1	Non-Survival of Representations and Warranties	60
8.2	Fees and Expenses	60
8.3	Notices	60
8.4	Certain Definitions	62
8.5	Terms Defined Elsewhere	68
8.6	Headings	72
8.7	Severability	72

ii

8.8	Entire Agreement	72
8.9	Assignment	73
8.10	No Third Party Beneficiaries	73
8.11	Mutual Drafting; Interpretation	73
8.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	73
8.13	Counterparts	74
8.14	Specific Performance	75
8.15	No Recourse to Non-Parties	75

Annex I	Conditions to the Offer

Exhibit A	Form of Certificate of Incorporation of Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 10, 2021 (this “Agreement”), is made by and among CLP SY Holding, LLC, a Delaware limited liability company (“Parent”), SY Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Synacor, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

A. Pursuant to this Agreement, in furtherance of the acquisition of the Company by Parent, Parent shall cause Merger Sub to (and Merger Sub has agreed to) commence (within the meaning of Rule 14d-2 under the Exchange Act) a tender offer to purchase any and all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Shares”), at a price per Company Share of $2.20 (such amount or any higher amount per Company Share that may be paid pursuant to the Company Share Offer, the “Offer Price”), payable net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law, on the terms and subject to the conditions set forth in this Agreement (the “Offer”).

B. As soon as practicable following the Acceptance Time, the Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement, with the Merger to be effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

C. The Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Offer and the Merger.

D. The Board of Directors of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement.

E. The Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (ii) determined that the terms of this Agreement and the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, (iii) determined that the Merger shall be effected as soon as practicable following the Acceptance Time without a vote of the Company’s stockholders pursuant to Section 251(h) of the DGCL, and (iv) recommended that the Company’s stockholders accept the Offer and tender their Company Shares to Merger Sub in response to the Offer.

F. As a condition and inducement to Parent and Merger Sub entering into this Agreement, certain Persons, in their capacity as stockholders of the Company, have concurrently herewith entered into a Tender and Support Agreement (collectively, the “Tender and Support Agreements”) in connection with the Offer and the Merger.

G. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1

THE OFFER AND THE MERGER

1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article 7, as promptly as practicable (but in no event later than fifteen (15) Business Days) after the date hereof, Merger Sub shall (and Parent shall cause Merger Sub to) commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer to purchase for cash any and all Company Shares (other than Company Shares to be cancelled in accordance with Section 2.1(b)) at the Offer Price. Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, purchase and pay for all Company Shares validly tendered and not properly withdrawn pursuant to the Offer, subject only to: (a) there being validly tendered in the Offer (in the aggregate) and not properly withdrawn prior to the Expiration Date that number of Company Shares that, together with the number of Company Shares (if any) then owned by the Parent, equals at least a majority in voting power of the Company Shares then issued and outstanding (the “Minimum Condition”); (b) the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”); and (c) the satisfaction, or waiver by Merger Sub, of the other conditions and requirements set forth in Annex I (together with the Minimum Condition and the Termination Condition, the “Tender Offer Conditions”).

(b) On or prior to the date that Merger Sub becomes obligated to pay for Company Shares pursuant to the Offer, Parent shall provide or cause to be provided to Merger Sub on a timely basis funds sufficient to purchase and pay for any and all Company Shares that Merger Sub shall become obligated to accept for payment and purchase pursuant to the Offer. Subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by Merger Sub, of the other Tender Offer Conditions, Merger Sub shall accept for payment (the time of such acceptance, the “Acceptance Time”) and pay for all Company Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable following the

Expiration Date, and, in any event, no more than two (2) Business Days after the Expiration Date. The Offer Price payable in respect of each Company Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law, on the terms and subject to the conditions set forth in this Agreement.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with applicable Law and this Agreement, including the Tender Offer Conditions. To the extent permitted by applicable Law, Parent and Merger Sub expressly reserve the right to, at any time and from time to time, increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that except with the prior written approval of the Company, Merger Sub shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer (provided that nothing herein shall limit the ability of Parent and Merger Sub to increase the cash consideration payable in the Offer), (iii) reduce the maximum number of Company Shares sought to be purchased in the Offer, (iv) amend, modify or waive the Minimum Condition or the Termination Condition, (v) amend or modify any other terms of the Offer in a manner adverse to the holders of Company Shares, (vi) impose conditions to the Offer that are in addition to the Tender Offer Conditions, (vii) except as provided in Sections 1.1(e) and 1.1(f), terminate, accelerate or otherwise modify or amend the Offer to accelerate the Expiration Date, or (viii) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

(d) Unless extended in accordance with the terms of this Agreement, the Offer shall expire at 12:00 midnight (New York City time) on the date that is twenty (20) Business Days following the commencement of the Offer (determined using Rule 14d-1(g)(3) promulgated under the Exchange Act) (such date and time, the “Initial Expiration Date”) or, if the Initial Expiration Date has been extended in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

(e) If on any then scheduled Expiration Date, any of the Tender Offer Conditions have not been satisfied or waived by Merger Sub, then Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for one or more successive extension periods of up to ten (10) Business Days each in order to permit the satisfaction or waiver of such conditions; provided, however, that Merger Sub shall not be (i) required (and Parent shall not be required to cause Merger Sub) to extend the Offer (A) beyond the Outside Date or (B) at any time that Parent or Merger Sub is permitted to terminate this Agreement pursuant to Article 7 or (ii) permitted to extend the Offer beyond the Outside Date without the prior written consent of the Company. The “Outside Date” shall be June 10, 2021. In addition, Merger Sub shall extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the SEC or its staff or NASDAQ.

(f) Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement has been terminated in accordance with Article 7. If this Agreement is terminated in accordance with Article 7 prior to any scheduled Expiration Date, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within 24 hours following such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Company Shares pursuant thereto. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated prior to the Acceptance Time, Merger Sub shall (and the Parent shall cause Merger Sub to) promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Company Shares to the registered holders thereof and Merger Sub shall not (and Parent shall cause Merger Sub not to) accept any Company Shares pursuant to the Offer.

(g) As soon as practicable on the date of the commencement of the Offer, Parent and Merger Sub shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal and a form of summary advertisement (collectively, together with any amendments, supplements and exhibits thereto, the “Offer Documents”). Parent and Merger Sub agree to (i) make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act and (ii) cause the Offer Documents to be disseminated to holders of Company Shares, as and to the extent required by federal securities Laws, including the Exchange Act. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly notify the other party and correct any information provided by it for use in the Offer Documents, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Merger Sub agrees to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Company Shares, as and to the extent required by federal securities Laws, including the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Merger Sub shall give due consideration to any additions, deletions or changes suggested thereto by the Company and its counsel. Each of Parent, Merger Sub and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff with respect to the Offer Documents. In addition, Parent and Merger Sub shall provide the Company and its counsel with copies of any written comments, and shall provide them a written summary of any oral comments, that Parent and Merger Sub or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such responses and Parent and Merger Sub shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

(h) Without limiting the generality of Section 5.9, Parent shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement.

1.2 Company Actions.

(a) Immediately following the filing of the Schedule TO, the Company shall, in a manner that complies with the rules and regulations promulgated by the SEC under the Exchange Act, including Rule 14d-9 thereunder, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.3, contain the Company Board Recommendation. The Company shall also include in the Schedule 14D-9, in its entirety, the Fairness Opinion, together with a summary thereof in customary form, and a notice, in compliance with Section 262 of the DGCL, of appraisal rights in connection with the Merger under the DGCL. The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation. The Company further agrees to cause the Schedule 14D-9 to be disseminated to holders of Company Shares, as and when required by the Exchange Act. If requested by Merger Sub, the Company shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Shares, together with the Offer Documents disseminated to the holders of Company Shares. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly notify the other party and correct any information included in, or incorporated by reference into, the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Company Shares, as and to the extent required by federal securities Laws, including the Exchange Act. Merger Sub and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Merger Sub and its counsel. In addition, the Company shall provide Merger Sub and its counsel with copies of any written comments, and shall provide them with a written summary of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Merger Sub and its counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Merger Sub and its counsel.

(b) From time to time as reasonably requested by Merger Sub or its agents, the Company shall furnish or cause to be furnished to Merger Sub mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial holders of the Company Shares, as of the most recent practicable date, and shall promptly furnish Merger Sub with such information (including updated lists of holders of the Company Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as Merger Sub or its agents may reasonably request in communicating with the record and beneficial holders of Company Shares. In addition, in connection with the Offer, the Company shall, and shall use its commercially reasonable efforts to cause any third parties to cooperate with Merger Sub to disseminate the Offer Documents to holders of Company Shares held in or subject to any Company Equity Plan, and to permit such holders of Company Shares to tender Company Shares in the Offer. Subject to any and all Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and their agents shall: (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings, computer files or files of securities positions in accordance with the Confidentiality Agreement and (ii) use such information only in connection with the Offer and the Merger. If the Offer is terminated pursuant to Section 1.1 or if this Agreement is terminated pursuant to Article 7, Merger Sub and Parent will promptly deliver and direct their representatives to deliver to the Company (and delete electronic copies of) all copies, summaries and extracts of such information then in their possession or control, except to the extent a single copy of such information is contained on any back-up tape or other back-up media of Parent made in the ordinary course of business (which information so contained will remain subject to the Confidentiality Agreement and will be disposed of in the ordinary course of Parent’s data management practices).

1.3 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall be effected as soon as practicable following the Acceptance Time without a vote of the Company’s stockholders pursuant to Section 251(h) of the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Offer, the Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

(b) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, (i) the certificate of incorporation of the Company shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, and (ii) the bylaws of the Company shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold such position, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.4 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place remotely on the third Business Day after satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing is to occur pursuant to this Section 1.4 is referred to as the “Closing Date”. On the Closing Date, or on such other date as Parent and the Company may agree to, Parent, Merger Sub, and the Company shall cause a certificate of merger (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and/or time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time hereinafter referred to as the “Effective Time”).

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Shares. Each Company Share issued and outstanding immediately prior to the Effective Time, other than Company Shares irrevocably accepted for payment in the Offer, Company Shares to be cancelled pursuant to Section 2.1(b) or Dissenting Shares, shall be converted into the right to receive the Offer Price (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law, upon surrender of the Certificates or Book-Entry Company Shares in accordance with Section 2.2. As of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.

(b) Cancellation of Treasury Shares. Each Company Share held by the Company as treasury stock immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c) Merger Sub Equity Interests. All outstanding shares of capital stock of Merger Sub held immediately prior to the Effective Time shall be converted into and become (in the aggregate) 1,000 shares of newly and validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent At or prior to the Effective Time, Parent shall designate a reputable bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of delivering or causing to be delivered to each holder of Company Shares, the Merger Consideration that such holder shall become entitled to receive with respect to such holder’s Company Shares pursuant to this Agreement (the “Paying Agent”). Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient for the Paying Agent to distribute the Merger Consideration to which holders of Company Shares shall be entitled at the Effective Time pursuant to this Agreement. In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Company Shares; provided, however, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Company Shares.

(b) Procedures for Surrender.

(i) Certificates. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Shares represented by certificates (the “Certificates”), which Company Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall include any certifications Parent may reasonably request relating to any withholding obligations of Parent under the Code or other applicable Tax law (which certifications shall be deemed satisfied through submission of a duly executed Form W-9 or Form W-8, as applicable), and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Company Share formerly represented by such Certificates (without interest and after giving effect to any required Tax withholdings as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Certificates representing Company Shares that are Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Company Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(ii) Book-Entry Company Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Company Shares represented by book-entry (“Book-Entry Company Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Company Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Company Shares held through The Depository Trust Company whose Company Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement shall, upon receipt of an “agent’s message” by the Paying Agent (or such other evidence of transfer or surrender as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, the Merger Consideration in respect of each such Book-Entry Company Share pursuant to the provisions of this Article 2 (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Company Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Company Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall include any certifications Parent may reasonably request relating to any withholding obligations of Parent under the Code or other applicable Tax law (which certifications shall be deemed satisfied through submission of a duly executed Form W-9 or Form W-8, as applicable) and be in such form as Parent and the Paying

Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Company Shares shall be entitled to receive in exchange therefor the Merger Consideration in respect of each such Book-Entry Company Share pursuant to the provisions of this Article 2 (without interest and after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Company Shares shall at the Effective Time be cancelled. Payment and delivery of the Merger Consideration with respect to Book-Entry Company Shares shall only be made to the Person in whose name such Book-Entry Company Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Company Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Company Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Book-Entry Company Shares representing Company Shares that are Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Company Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Company Shares that represented ownership of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Company Shares on the six month anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Company Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration without interest and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of their Certificates or Book-Entry Company Shares and compliance with the procedures in Section 2.2(b). Any Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Company Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Company Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a), to pay for Company Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the person claiming such Certificates to be lost, stolen or destroyed, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Company Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Company Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Company Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and the holders of Dissenting Shares shall cease to have any rights with respect thereto, except the rights granted to them under Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration without interest and subject to any withholding of Taxes required by applicable Law in accordance with this Article 2 and shall not thereafter be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld), make any payment with respect to, or settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing, except to the extent required by applicable Law.

2.4 Treatment of Options and Restricted and Performance Share Units Awards.

(a) Treatment of Options. At the Effective Time, each option to purchase Company Shares, whether granted under a Company Equity Plan or otherwise (each a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Option to receive an amount in cash, with respect to such Company Option, equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Company Share of such Company Option and (ii) the number of Company Shares for which such Company Option may be exercised, payable in accordance with Section 2.1, without interest less applicable Taxes required to be withheld pursuant to Section 2.5; provided, that, if the exercise price per Company Share subject to a Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled for no consideration.

(b) Treatment of Restricted and Performance Share Unit Awards. At the Effective Time, each (i) restricted share unit award with respect to the Company Shares (each a “Company RSU”) and (ii) performance share unit with respect to the Company Shares (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time shall, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company RSU or Company PSU, as applicable, to receive an amount in cash, with respect to the Company Shares underlying such Company RSU or Company PSU, as applicable, equal to the product of (i) the Merger Consideration and (ii) the number of Company Shares underlying such Company RSU or Company PSU, as applicable, payable in accordance with Section 2.1, without interest and less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.5; provided, however, that to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code, such amounts shall become vested at the Effective Time and will be paid (without interest) at the earliest time such payment would not cause an impermissible payment event under Section 409A of the Code.

(c) Termination of Company Equity Plans . As of the Effective Time, the 2006 Stock Plan, the Amended and Restated 2012 Equity Incentive Plan, and the Special Purpose Recruitment Plan (each, a “Company Equity Plan” and, collectively, the “Company Equity Plans”), shall be terminated and no further Company Shares, Company Options, Company RSUs, Company PSUs, Equity Interests or other rights with respect to Company Shares shall be granted thereunder.

(d) At the Closing, Parent shall deliver to the Company the aggregate amount payable to holders of Company Options, Company RSUs, and Company PSUs pursuant to Sections 2.4(a) – (c) and such amount shall be paid (i) to entitled Company employees and former employees by the Company (net of applicable withholding) through the Company’s payroll system in a special payroll to occur on the Closing Date, and the Company shall timely remit all withholding Taxes in respect of such amounts to the IRS or other applicable Governmental Entity in accordance with applicable Law, and (ii) to entitled Company service providers other than employees and former employees by the Company through an alternative payment method mutually and reasonably acceptable to Parent and the Company.

(e) Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take such other actions as are reasonably necessary and appropriate (including using reasonable best efforts to obtain any required consents) to effect the transactions described in this Section 2.4.

2.5 Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, the Treasury Regulations or any other provision of applicable Law. Any amounts deducted or withheld from any such payment shall be duly and timely remitted to the applicable Tax Authority and, when so remitted, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.6 Certain Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the outstanding Company Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution with respect to Company Shares of additional Equity Interests convertible into or exchangeable for Company Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Offer Price and/or the Merger Consideration, as applicable, shall be equitably adjusted to reflect such event and to provide to holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.6 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to this Agreement (including Section 5.1).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) concurrently with the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided, that, disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other sections), and (b) as disclosed in the Company SEC Documents filed since January 1, 2018 and publicly available at least 24 hours prior to the execution and delivery of this Agreement (other than any disclosures contained in the “Forward Looking Statements” or “Risk Factors” sections of such Company SEC Documents, and any other disclosures contained in such Company SEC Documents that are cautionary, predictive or forward-looking in nature and that are not statements of historical fact); provided that, the foregoing clause (b) shall not be applicable to Section 3.2 or Section 3.4, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Corporate Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The copies of the Certificate of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws.

3.2 Capitalization.

(i) The authorized capital stock of the Company consists of 100,000,000 Company Shares and 10,000,000 shares of preferred stock, par value $0.01 per share, 2,000,000 shares of which are designated Series A Junior Participating Preferred Stock. As of February 8, 2021 (the “Measurement Date”), (i) 39,816,974 Company Shares were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 621,655 Company Shares were held in the treasury of the Company or by its Subsidiaries, (iii) no shares of preferred stock were issued and outstanding, (iv) 12,980,215 Company Shares were available for issuance under the Company Equity Plans, of which (A) 3,965,560 were subject to Company Options outstanding as of such date and (B) 1,719,814 were subject to Company RSUs and Company PSUs outstanding as of such date, and (v) 2,001,338 Company Shares were subject to Company Options outstanding as of such date that were not granted under any Company Equity Plan (the “Non-Plan Company Options”). As of the Measurement Date, except for Company Options (including Non-Plan Company Options), Company RSUs and Company PSUs, there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Since the Measurement Date and through the date of this Agreement, except for the issuance of Company Shares upon the exercise of Company Options (including Non-Plan Company Options) or the settlement of Company RSUs or Company PSUs, in each case outstanding as of the Measurement Date in accordance with the terms of such Company Options, Company RSUs or Company PSUs, as applicable, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests. Section 3.2(a) of the Company Disclosure Schedule sets forth, as of the Measurement Date, a list of the holders of Non-Plan Company Options and the holders of awards granted under the Company Equity Plans (together, the “Company Stock Awards”), including, on a holder by holder and grant by grant basis, the date on which each such Company Stock Award was granted, the type and the number of Company Stock Awards granted, the Company Equity Plan pursuant to which such Company Stock Award was granted (or if such Company Stock Award is a Non-Plan Company Option), the expiration date of such Company Stock Award (if applicable), the price at which such a Company Stock Award may be exercised (if applicable), the date upon which any Company RSU or Company PSU is to be settled (if such Company RSU or Company PSU represents “nonqualified deferred compensation” for purposes of Section 409A of the Code), and the vesting schedule and status of each such Company Stock Award. Each (x) Company Option has been granted or issued under terms such that the Company Option does not constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, and (y) Company Stock Award has been granted or issued in accordance with the terms of the applicable Company Equity Plan and all applicable Laws. All Non-Plan Company Options and all Company Shares subject to issuance under the Company Equity Plans have been duly reserved for issuance by the Company, and upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(b) There are no outstanding contractual obligations or other commitments, agreements or arrangements of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) relating to affecting the voting rights of, (iii) requiring the repurchase, redemption, acquisition or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, in each case, any Company Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for Equity Interests in the Company having the right to vote) on any matters on which the Company’s stockholders may vote.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company and the authorized, issued and outstanding Equity Interests of each such Subsidiary. None of the Company or any of its Subsidiaries holds (or has the right or obligation to acquire) an Equity Interest in any other Person. Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly-owned Subsidiaries free and clear of all Liens (other than Permitted Liens). There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound relating to the issued or unissued capital stock or other Equity Interests of such Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any Subsidiary of the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, such Subsidiary. There are no outstanding contractual obligations or other legally-binding commitments, agreements or arrangements of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Subsidiary of the Company.

3.3 Authority; Execution and Delivery; Enforceability.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and no other Company stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a Proceeding at law or in equity).

(b) The Company Board, at a meeting duly called and held, at which all of the directors were present, unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the Transactions, (ii) determining that the terms of the Agreement and the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, (iii) determining that the Merger shall be effected as soon as practicable following the Acceptance Time without a vote of the Company’s stockholders pursuant to Section 251(h) of the DGCL and (iv) recommending that its stockholders accept the Offer and tender their Company Shares to Merger Sub in response to the Offer (the “Company Board Recommendation”), which resolutions have not been subsequently withdrawn, amended or modified as of the date of this Agreement.

(c) The Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not and will not be applicable to this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the other Transactions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.6, no other takeover, anti-takeover, business combination, moratorium, fair price, control share acquisition or similar Law applies to the Offer, the Merger or the other Transactions. The Company and its Subsidiaries do not have in effect any stockholder rights plan, “poison pill” or other similar plan or arrangement.

3.4 No Conflicts.

(a) None of the execution and delivery of this Agreement, the acceptance for payment or payment for Company Shares, and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will, (i) conflict with or violate any provision of the Company Charter or the Company Bylaws or any equivalent organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits required in connection with the Transactions under applicable Laws have been obtained and all filings and notifications required in connection with the Transactions under applicable Laws have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach or violation of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any Company Material Contract or Permit to which the Company or any of its Subsidiaries is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of the Parent in Section 4.3, none of the execution and delivery of this Agreement by the Company, the acceptance for payment or payment for Company Shares, and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of NASDAQ , (ii) filings required under, and compliance with any applicable requirements of any applicable Competition Laws, (iii) the filing and effectiveness of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings, registrations or notifications, would not reasonably be expected to have a Company Material Adverse Effect.

3.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has timely filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2018 (the “Company SEC Documents”). None of the Subsidiaries of the Company is required to make any filings with the SEC.

(b) As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Company SEC Document complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent true and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2018 and prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(c) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Company SEC Financial Statements, to normal year-end adjustments (none of which are material individually or in the aggregate) and the absence of notes. The Company SEC Financial Statements were prepared from, and in accordance with, the books and records of the Company and its Subsidiaries in all material respects, and complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(d) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2018, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financing reporting, and the Company has made available to Parent true and complete copies of any material written materials provided to the Company’s auditors or the audit committee of the Company Board relating to each of the foregoing. Neither the Company nor any of its Subsidiaries has made any prohibited loans or “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

(e) The Company and its Subsidiaries do not have any liabilities or obligations of any nature, except (i) as specifically reflected or adequately reserved against in the most recent balance sheet included in the Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Offer, the Merger or the Transactions, (iv) executory performance obligations under contracts to which the Company or any of its Subsidiaries is a party other than any Contracts set forth on Section 3.16(a) of the Company Disclosure Schedule, and (v) for liabilities and obligations that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(f) Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

3.6 Absence of Certain Changes or Events. Since date of the most recent balance sheet included in the Company SEC Financial Statements to the date of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice, (b) there has not been any change, event, development, condition or occurrence that has had or would reasonably be expected to have a Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, Section 5.1.

3.7 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents (and any amendment or supplement thereto) will, when filed with the SEC, when distributed or disseminated to holders of Company Shares, and at the Expiration Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions of the Offer Documents that relate to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein). The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law, and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders or at the Expiration Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions of the Schedule 14D-9 that relate to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein).

3.8 Legal Proceedings. As of the date of this Agreement, there is no Proceeding pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Proceedings that: (a) does not involve an amount in controversy in excess of $250,000; and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any Order, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company. Notwithstanding the foregoing, for all purposes of this Agreement, the Company does not make any representation or warranty (pursuant to this Section 3.8 or elsewhere in the Agreement) as to whether any of the transactions described herein will be the subject of any actual or threatened Proceedings after the date hereof or will be challenged under any Competition Laws.

3.9 Compliance with Laws and Orders. The Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance in all material respects with all Laws, Orders and NASDAQ rules and regulations applicable to the Company or any of its Subsidiaries or any assets owned or used by any of them. Neither the Company nor any of its Subsidiaries has received any written communication since January 1, 2018 from a Governmental Entity that alleges that the Company or any of its Subsidiaries is in material violation of any such Law or Order. During the past five (5) years, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has, in the course of its actions for, or on behalf of, any of them, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of any applicable Anti-corruption Laws; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. During the past five (5) years to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written communication from a Governmental Entity (x) related to any investigation or inquiry with respect to a potential violation by the Company or any of its Subsidiaries or any Representative thereof of any Anti-corruption Laws, or (y) that alleges that the Company or any of its Subsidiaries or any Representative thereof is in violation of any Anti-corruption Laws. During the past five (5) years, neither the Company nor any of its Subsidiaries has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is located, organized or domiciled in or that is a citizen of Cuba, Iran, North Korea, Sudan, Syria or the Crimea Region of Ukraine (including any Governmental Entity within such country or territory) or (ii) that is the target of any international economic or trade sanction administered or enforced by a Governmental Entity including but not limited to the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority

(including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC). During the past five (5) years, neither the Company nor any Subsidiary of the Company or, to the Knowledge of the Company, no director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries, violated any provision of any applicable Laws concerning export controls or international economic or trade sanction including but not limited to the Export Administration Act and implementing regulations including the Export Administration Regulations, the Arms Export Control Act and implementing regulations including the International Traffic in Arms Regulations, and any similar or analogous Laws administered by OFAC or other Governmental Entity.

3.10 Permits. The Company and each of its Subsidiaries have all governmental licenses, permits, certificates, certifications, approvals, clearances, consents, franchises, registrations, billing, exemptions and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit has not had and would not reasonably be expected to have, a Company Material Adverse Effect. The operation of the Company and its Subsidiaries as currently conducted is not, and has not been since January 1, 2018, in violation of, nor is the Company or its Subsidiaries in default or violation under, any Permit, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except where such default or violation of such Permit has not had and would not reasonably be expected to have, a Company Material Adverse Effect. There are no actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) any compensation, employment, consulting, end of service or severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; and (iii) any other benefit or compensation plan, contract, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-linked compensation, stock purchase, employee stock ownership, tax gross-up, vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans, welfare plans or fringe benefit plans, in each case whether or not written, and (A) that is sponsored, maintained, administered, contributed to or entered into by the Company or its Subsidiaries, with respect to any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries (each, a “Service Provider”), or (B) for which the Company or any of its Subsidiaries has any direct or indirect liability (whether actual or contingent). The term “Company Benefit Plan” does not, however, include plans or arrangements administered by a Governmental Entity or to which the Company or any of its Subsidiaries contribute pursuant to applicable Law or that are Multiemployer Plans (as defined below). As of the date of this Agreement, neither the Company, nor to the Knowledge of the Company, any other Person or entity, has any express or implied commitment, whether legally enforceable or not, to (i) modify, change or terminate any Company Benefit Plan in any material respect, other than with respect to a modification, change or termination required by ERISA or the Code or (ii) create any additional Company Benefit Plan. Neither the Company nor any of its Subsidiaries is, or has at any time in the last six years been, connected with or an associate of (as those terms are used in the UK Pensions Act 2004) the employer in a UK defined benefit pension plan.

(b) The Company has made available to Parent a true, correct and complete copy of each current (x) Company Benefit Plan subject to and governed by the Laws of the United States, (y) Company Benefit Plan subject to and governed by the Laws of a foreign Governmental Entity, to the extent such copy is within the Company’s or any of its Subsidiary’s possession or readily available to the Company or any of its Subsidiaries, and (z) the following related documents, to the extent applicable: (i) the most recent copy of any summary plan description and all written amendments, modifications or supplements applicable to any such Company Benefit Plan (and a summary of any such amendment, modification or supplement that is not in writing), (ii) the most recent annual report (Form 5500) filed with the IRS or similar report required to be filed with any Governmental Entity, (iii) the most recently received IRS determination or opinion letter, (iv) each trust, insurance or administrative agreement relating to any such Company Benefit Plan, (v) the most recent actuarial report with respect to any such Company Benefit Plan, and (vi) all filings, records and notices concerning audits or investigations by any Governmental Entity. The Company and its Subsidiaries are in full compliance with any obligations they have to auto-enroll U.K. employees in a pension plan in accordance with the requirements of the UK Pensions Act 2008.

(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, all contributions required to be made for any period in the prior three (3) years through the date hereof to any Company Benefit Plan by applicable Law, under the terms of any Company Benefit Plan or under the terms of any other contractual undertaking have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Documents prior to the date of this Agreement, and all material premiums due or payable for any period in the prior three (3) years through the date hereof with respect to insurance policies funding any Company Benefit Plan have been timely paid or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Documents prior to the date of this Agreement. With respect to the Company Benefit Plans, (i) no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances which could result in material liability to the Company and its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has, within the prior three (3) years, taken corrective action or made a filing under any voluntary correction program of the IRS, the U.S. Department of Labor, or any other Governmental Entity with respect to any Company Benefit Plan that has not been resolved prior to the date hereof and, to the Company’s Knowledge, no Company Benefit Plan defect exists as of the date hereof that would qualify for correction under any such program and for which a filing would be required in order to effectuate such correction.

(d) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status which letter has not been revoked (nor has revocation been threatened in writing) or may rely upon an opinion or advisory letter issued by the Internal Revenue Service as to the tax qualification of such Company Benefit Plan’s form of plan document as adopted , and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company’s Knowledge no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) None of the Company or any of its Subsidiaries, nor any of their respective ERISA Affiliates, nor, to the Company’s Knowledge, any other Person (including any fiduciary whom the Company has an obligation to indemnify) has engaged in any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) which could reasonably be expected to subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any of their respective ERISA Affiliates or any Person that the Company or any of its Subsidiaries has an obligation to indemnify, to liability. No material Proceeding (including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims)) is pending, or to the Company’s Knowledge is threatened, against or with respect to any Company Benefit Plan, any fiduciary of a Company Benefit Plan with respect to such fiduciary’s duties to the Company Benefit Plan for whom the Company or any of its Subsidiaries has an obligation to indemnify, or the assets of any trust under any of the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has any direct or indirect liability (whether actual or contingent) under ERISA Section 502. All tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all material notices and disclosures have been timely provided to participants.

(f) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA (“Title IV Plan”) and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains, participates in, contributes to, or has any obligation (contingent or otherwise) with respect to, or within the last 6 years sponsored, maintained, participated in, contributed to, or had any obligation (contingent or otherwise) with respect to a Multiemployer Plan or other pension plan subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of the Company or any of its Subsidiaries has incurred any material withdrawal liability under Section 4201 of ERISA.

(g) No Company Benefit Plan is, and none of the Company, any Subsidiary or any of their respective ERISA Affiliates sponsors, maintains, participates in, contributes to, or has any obligation (contingent or otherwise) with respect to, or sponsored, maintained, participated in, contributed to, or had any obligation (contingent or otherwise), with respect to any multiple employer plan (within the meaning of Section 413(c) of the Code), or multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case, that is subject to Section 409A of the Code, has been maintained and operated in documentary and operational compliance with Section 409A of the Code except as could not reasonably be expected to result in, either individually or in the aggregate, any material liability to the Company, any of its Subsidiaries or any Service Provider.

(i) No amount that has been or could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment), by any Service Provider of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Sections 409A or 4999 of the Code or otherwise.

(j) Other than as provided in Section 2.4 of this Agreement, neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former Service Provider to any additional compensation or benefit (including any bonus, retention or severance pay), (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits, increase the amount payable or result in any other material obligation to, any Service Provider, or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the consummation of the Merger or the Transactions, the Surviving Corporation or any of its affiliates, to merge, amend or terminate any Company Benefit Plan.

(k) Except as could not reasonably be expected to result in material liability to the Company or any of its Subsidiaries, each Company Benefit Plan covering Service Providers located outside the United States, (i) to the extent required to be registered or approved by a Governmental Entity, has been registered with or approved by a Governmental Entity and to the Company’s Knowledge, nothing has occurred that would adversely affect such registration or approval, (ii) to the extent it is intended to qualify for any special tax treatment, such Company Benefit Plan meets all material requirements for such treatment, and (iii) if such Company Benefit Plan is required to be funded and/or book-reserved, it is so funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with any applicable Law or requirements.

(l) Except as set forth on Section 3.11(l) of the Company Disclosure Schedule, no Company Benefit Plan provides post-employment, medical, disability or life insurance benefits to any former employee or their dependents, except as required by Section 4980B of the Code or coverage through the end of the calendar month in which a termination of employment occurs.

3.12 Employee and Labor Matters.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of the name of each current employee and independent contractor of the Company and its Subsidiaries and each such Person’s (i) position or title, (ii) date of hire or engagement, (iii) location of employment or services, (iv) if such Person is full-time or part-time, (v) if such Person is on a leave of absence, and the nature of any such leave and anticipated date of return, (vi) if such Person is exempt from overtime Laws or if such Person is not exempt, (vii) such Person’s base salary or hourly wage or compensation rate (as applicable), (viii) a description of any paid time off benefits, applicable to such Person, (ix) a summary of any commission, incentive or other compensation arrangement applicable to such Person, (x) the amount of severance pay and/or benefits to which (A) Himesh Bhise, (B) Tim Heasley, (C) Steve Davi, (D) Ronald Bernstein, or (E) John Kavanagh would be entitled if his employment were involuntarily terminated (other than for cause), and (xi) whether the Person is classified as an employee or independent contractor. The Company has made available to Parent a true, correct, and complete copy of each current severance policy or agreement and all exceptions to such policy or agreement, as applicable.

(b) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, agreement with any works council, or labor contract, and none of the Company or any of its Subsidiaries is currently engaged in any negotiation with any labor union, labor organization, works council or other employee organization. As of the date of this Agreement, no labor union, labor organization, works council, or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification. As of the date of this Agreement, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither the Company nor any Subsidiary has engaged in any unfair labor practice with respect to any Service Providers, and there is no material unfair labor practice complaint or material grievance or other material administrative or judicial complaint, action or investigation pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Entity with respect to Service Providers. There is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries, and no such strike, dispute, lockout, slowdown or stoppage has occurred within the past three (3) years, in any event which could reasonably be expected to materially interfere with the respective business activities of the Company or any of its Subsidiaries. No employee has been transferred into employment with the Company or any of its Subsidiaries by means of a “relevant transfer” as defined in the UK Transfer of Undertakings (Protection of Employment) Regulations 2006.

(c) The Company and its Subsidiaries are and have been in material compliance with all applicable Laws respecting employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, immigration and work authorizations, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations and unemployment insurance. Notwithstanding the generality of the foregoing, each of the Company and each Subsidiary has properly classified each of their respective Service Providers as “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes and has properly reported all compensation paid to such Service Providers for all purposes.

(d) To the Company’s Knowledge, no Service Provider is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such Service Provider to be employed by the Company or its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information, except as could not reasonably be expected to be material to the Company or any of its Subsidiaries.

(e) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans (collectively, the “Arrangements”), to certain holders of Company Shares and holders of Company Stock Awards. The Compensation Committee of the Company Board of Directors (the “Company Compensation Committee”) (A) at a meeting to be held prior to the Acceptance Time, will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (1) each Arrangement presented to the Company Compensation Committee after the date of the Company’s initial public offering, (2) the treatment of the Company Stock Awards, as applicable, in accordance with the terms set forth in this Agreement, and (3) the terms of Section 5.7 and Section 5.8, and (B) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. Each member of the Company Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d 10(d)(2) under the Exchange Act.

3.13 Environmental Matters.

(a) The Company and each of its Subsidiaries (i) is and for the past three years has been in compliance in all material respects with all, and is not subject to any material liability with respect to noncompliance with any, Environmental Laws, (ii) has and holds, or has applied for, all material Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) is and for the past three years has been in compliance in all material respects with their respective Environmental Permits.

(b) There are no Environmental Claims pending nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any written notification of any allegation of actual or potential responsibility for any material violation of, or material liability under, Environmental Laws relating to any Release or threatened Release of any Hazardous Materials.

(c) None of the Company or any of its Subsidiaries (i) has disposed of, arranged for the disposal of, Released, exposed any Person to, or manufactured, sold, or distributed products containing, any Hazardous Materials, in each case as would give rise to material liability under Environmental Laws, (ii) as of the date of this Agreement, has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto, or (iii) as of the date of this Agreement, is an indemnitor by Contract in connection with any claim, demand, suit or action threatened or asserted by any third-party for any material liability under any Environmental Law or otherwise relating to any Hazardous Materials.

3.14 Real Property; Title to Assets.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned in fee by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and the address for each Company Owned Real Property. The Company or any of its Subsidiaries, as the case may be, holds good and valid indefeasible fee simple title to the Company Owned Real Property, free and clear of all Liens, except for Permitted Liens. Neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Company Owned Real Property or any portion thereof. Other than the rights of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Real Property or any portion thereof or interest therein Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, all buildings, structures, improvements and fixtures located on the Company Owned Real Property are in a state of good operating condition and are sufficient for the continued conduct of business in the ordinary course, subject to reasonable wear and tear. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, licensed subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”), (ii) the address for each parcel of Company Leased Real Property, and (iii) a listing of the applicable lease, sublease or other agreement therefor and any and all amendments and modifications relating thereto (the “Company Lease Agreements”). No Company Lease Agreement is subject to any Lien, including any right to the use or occupancy of any Company Leased Real Property, other than Permitted Liens. The Company has made available to Parent a true and complete copy of each such Company Lease Agreement, and in the case of any oral Company Lease Agreement, a written summary of the material terms of such Company Lease Agreement. With respect to each of the Company Lease Agreements: (i) the Company’s or its applicable Subsidiary’s possession and quiet enjoyment of the Company Leased Real Property under such Company Lease Agreement has not been disturbed, and to the Knowledge of the Company as of the date of this Agreement, there are no material disputes with respect to such Company Lease Agreement; (ii) the Company or its applicable Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Company Leased Real Property or any portion thereof; (iii) the Company or its applicable Subsidiary has not collaterally assigned or granted any other security interest in such Company Lease Agreement or any interest therein; (iv) the Company or its applicable Subsidiary has not defaulted under its applicable Company Lease Agreement and all rent payments thereunder are current; (v) the Company does not have Knowledge as of the date of this Agreement of any default by the landlord or lessor under any Company Lease Agreement; and (vi) all rents, required deposits and additional rents due to date pursuant to such Company Lease Agreements have been paid in full.

(c) The Company Owned Real Property and the Company Leased Real Property are referred to collectively herein as the “Company Real Property”. The Company Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Company. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each parcel of Company Real Property is in compliance with all existing Laws applicable to such Company Real Property, (ii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Company’s Knowledge there are no such Proceedings threatened, affecting any portion of the Company Real Property, (iii) the Company Real Property is not subject to any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Company Real Property, and (iv) to the Knowledge of the Company, the Company Real Property and buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof constituting or located on the Company Real Property is in reasonably good condition and repair (ordinary wear and tear excepted) and sufficient for the current use.

(d) The Company or a Subsidiary of the Company has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens) except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.15 Tax Matters. Except as disclosed on Section 3.15 of the Company Disclosure Schedule:

(a) all material Tax Returns that are required to be filed by or with respect to any of the Company or its Subsidiaries have been timely filed with the appropriate Tax Authority (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate in all material respects;

(b) each of the Company and its Subsidiaries has timely paid all Taxes due and owing by it (whether or not shown on any Tax Return), including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party, other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries;

(c) no deficiencies for Taxes have been claimed, proposed or assessed by any Tax Authority in writing against the Company or any of its Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn;

(d) there is no ongoing, pending or, to the Knowledge of the Company, threatened audit, examination, investigation or other Proceeding with respect to any Taxes of the Company or any of its Subsidiaries;

(e) neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension currently is in effect, nor has any request been made for any such extension or waiver (in each case, other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(f) neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement;

(g) neither the Company nor any of its Subsidiaries is, or has been, a party to or bound by any Tax allocation, sharing, indemnity, or reimbursement agreement or similar arrangement with any Person other than the Company and its Subsidiaries (other than any such agreement entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes);

(h) neither the Company nor any of its Subsidiaries have been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or any similar group for federal state, local or foreign Tax purposes, other than a group of which the Company or one of its Subsidiaries has been the common parent, and neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person (other than Taxes of the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract or otherwise;

(i) neither the Company nor any of its Subsidiaries has either agreed or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing; (ii) a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing; (iv) intercompany transaction (including subject to Section 367 or 482 of the Code) or excess loss account described in Treasury Regulations Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law); (v) any installment sale or open transaction disposition made on or prior to the Closing; or (vi) any prepaid amount received on or prior to the Closing;

(j) neither the Company nor any of its Subsidiaries has been, or has ever had, any Affiliate or Subsidiary that would be treated as a “deferred foreign income corporation” as defined in Section 965 of the Code. Neither the Company nor any of its Subsidiaries has any Tax liability pursuant to Section 965 of the Code;

(k) the Company and its Subsidiaries have not made any payments, are not obligated to make any payments or are not parties to any agreement that, individually or collectively, provide for the payment of any amount of salaries or compensation for services (i) that is not deductible under Sections 162(a)(1) or 404 of the Code or (ii) that is an “excess parachute payment” pursuant to Section 280G of the Code;

(l) neither the Company nor any of its Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code within the past five (5) years;

(m) there are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens;

(n) neither the Company nor any of its Subsidiaries has been a party to a transaction that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law); and

(o) no written claim has been made by any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, other than any such claims that have been resolved.

3.16 Material Contracts.

(a) All Contracts required to be filed as exhibits to the Company SEC Documents have been so filed in a timely manner. Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets are bound (and any amendments thereto):

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) any Contract under which the Company or any of its Subsidiaries is required to make payments of, or deliver goods or services having a value of more than $1,000,000 per annum;

(iii) any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) Service Provider providing for an annual base salary or payment (solely with respect to consulting Contracts) in excess of $250,000;

(iv) any Contract that materially limits the ability of the Company or any of its Subsidiaries to compete or provide services in any line of business or with any Person or in any geographic area;

(v) any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(vi) any Contract that permits any Person other than Company and its Subsidiaries to manufacture, market, offer, distribute, or sell any products of the Company or any of its Subsidiaries, including distribution, sales representative, and similar agreements, other than Contracts with resellers or distributors entered into in the ordinary course of business;

(vii) any Contract or series of related Contracts (A) relating to indebtedness for borrowed money or (B) constituting a guarantee by the Company or any of its Subsidiaries of the obligations of any other Person (other than a wholly-owned Subsidiary of the Company) for borrowed money;

(viii) any Contract providing for indemnification by the Company or any Subsidiary thereof, that is material to the Company or its Subsidiaries, taken as a whole, other than any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(ix) any Contract providing for the acquisition, transfer, use, development, sharing or license or grant to the Company or any of its Subsidiaries of any right in or to any Intellectual Property, with the exception of (A) shrink-wrap, click-wrap, and off-the-shelf software licenses, (B) any other licenses of un-customized software that is commercially available to the public generally, in each case with one-time or annual license, maintenance, support and other fees of $125,000 or less; (C) licenses granted to the Company or any of its Subsidiaries pursuant to standard form intellectual property assignment agreements or consulting agreements made available to Parent; and (D) feedback, trademark or similar licenses that are not material to the Company or its Subsidiaries;

(x) any Contract that provides for any material “most favored nation” provision or equivalent preferential pricing terms to which the Company or any of its Subsidiaries is subject;

(xi) any Contract with the Company’s top twenty (20) suppliers excluding work orders, statements of work, purchase orders and similar contracts) (measured by dollar volume of purchases of the Company during the twelve (12) months ended December 31, 2020);

(xii) any Contract with the Company’s the top twenty (20) customers excluding work orders, statements of work, purchase orders and similar contracts) (measured by volume of spending by the customer during the twelve (12) months ended December 31, 2020);

(xiii) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand, involving the purchase or sale of goods or the provision of services for the benefit of, or by, any Governmental Entity and involving payment of more than $50,000 per annum;

(xiv) any purchase, sale or supply contract that contains minimum volume requirements or commitments, exclusive or preferred purchasing arrangements, other than Contracts with customers entered into in the ordinary course of business;

(xv) any Company Lease Agreements;

(xvi) any acquisition or divestiture agreement (A) entered into since January 1, 2018 or (B) that contains “earn-out” provisions or other contingent payment obligations, or any continuing indemnification provisions, in each case, that have not been satisfied in full or otherwise expired by their terms;

(xvii) any Contract for any joint venture, partnership or similar arrangement establishing a separate entity;

(xviii) any Contract that contains a standstill or similar agreement pursuant to which one party to such Contract has agreed not to acquire assets or securities of any other party to such Contract or any of its affiliates, other than confidentiality or nondisclosure agreements; or

(xix) any Contract that grants any rights of first refusal or rights of first offer or similar rights or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses.

(b) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Contract set forth or required to be set forth in Section 3.16(a) of the Company Disclosure Schedule or filed or required to be filed as an exhibit to the Company SEC Documents (the “Company Material Contracts”) is valid and binding on the Company or its applicable Subsidiary and, to the Knowledge of the Company, each other party thereto, and is and in full force and effect and enforceable by the Company or the applicable Subsidiary in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a Proceeding at law or in equity), (ii) the Company, or the applicable Subsidiary, has performed all obligations required to be performed by it under each Company Material Contract, and it is not (with or without notice or lapse of time, or both) in material breach or default thereunder and, to the Knowledge of the Company as of the date of this Agreement, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no event has occurred or circumstance exists which (with or without notice or lapse of time, or both) would constitute a breach or default thereunder, and (iii) since January 1, 2018 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential breach or violation of, default under, or failure to comply with, any term or requirement of any Company Material Contract, or any written notice of revocation, cancellation or termination of any Company Material Contract, except, in each case, for any such breaches, defaults, violations or other occurrences which would not be material to the Company and its Subsidiaries, taken as a whole.

(c) The Company has made available to Parent true and complete copies of each Company Material Contract (including any amendments or modifications thereto) as of the date of this Agreement.

3.17 Intellectual Property.

(a) Section 3.17(a)(i) of the Company Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Intellectual Property”) together with the assignment status (if applicable) and the jurisdictions in which any such Company Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of the registered owner or applicant, as applicable. With respect to each item of Company Registered Intellectual Property, (i) either the Company or one of its Subsidiaries is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), (ii) with the exception of the normal uncertainty regarding the ability of the Company or one of its Subsidiaries to successfully register any applications for Company Registered Intellectual Property, such item is subsisting, has not been abandoned or cancelled, and all necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted to the relevant Governmental Entities and domain name registrars to maintain such Company Registered Intellectual Property in full force and effect, and (iii) with the exception of the normal uncertainty regarding the ability of the Company or one of its Subsidiaries to successfully register any applications for Company Registered Intellectual Property, no Proceeding is pending or, to Knowledge of the Company, is threatened in writing, that challenges the legality, validity, enforceability, registration, use or ownership of the item. Neither the execution and delivery of this Agreement by the Company, nor the performance of this Agreement by the Company, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Company or any of its Subsidiaries in any Company Material Intellectual Property.

(b) To the Knowledge of the Company, neither the conduct of the business of the Company nor any of its Subsidiaries is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person. As of the date of this Agreement, no Proceeding is pending, or to the Knowledge of the Company is threatened in writing, alleging any such infringement, misappropriation, dilution, or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person). Except as set forth on Section 3.17(b) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property.

Neither the Company nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or notice during the past three (3) years (or earlier, if presently not resolved) alleging that any Person has infringed, misappropriated, diluted, or otherwise violated any Company Owned Intellectual Property.

(c) All Company Owned Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect the confidentiality of items of like importance. All former and current employees, personnel, consultants and independent contractors of the Company and its Subsidiaries, who have created, contributed to or participated in the conception or development of any Intellectual Property for the Company or any of its Subsidiaries have entered into valid and binding proprietary rights agreements with the Company or its applicable Subsidiary, vesting ownership of such Intellectual Property in the Company or one of its Subsidiaries, and irrevocably waiving all of such Person’s moral rights therein, to the extent permissible under applicable Laws. As of the date of this Agreement, no such Person has asserted, and to the Company’s Knowledge, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any such Intellectual Property.

(d) No Company Owned Intellectual Property is subject to any outstanding judgment, injunction, order, decree or agreement restricting the ownership or use thereof by the Company or any of its Subsidiaries, or restricting the sale or licensing thereof to any Person. Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, to the Company’s Knowledge, at no time during the conception of or reduction to practice of any Company Owned Intellectual Property was any developer, inventor or other contributor to such Intellectual Property (i) subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any Third Party, (ii) operating under any grants from any Governmental Entity, university, college, other educational institution or private source, or (iii) performing research sponsored by any Governmental Entity, university, college, other educational institution or private source. Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, to the Company’s Knowledge no facilities of any university, college, other educational institution or research center were used in the development or reduction to practice of any Company Owned Intellectual Property.

(e) The Company and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of all licenses for Open Source Software used in the business operations of the Company and each of its Subsidiaries. Except as set forth in Section 3.17(e) of the Company Disclosure Schedule, the Company and its Subsidiaries have not used or exploited any Open Source Software in a manner that does or will trigger a legal obligation requiring, under the license agreements of such Open Source Software, the (i) disclosure or distribution of any source code for any Software Program constituting Company Owned Intellectual Property; (ii) license or other provision of any Software Program constituting Company Owned Intellectual Property on a royalty-free basis; or (iii) grant of any patent license, non-assertion covenant, or other rights under any Company Owned Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Software Program constituting Company Owned Intellectual Property.

3.18 Privacy and Data Security.

(a) The Company and its Subsidiaries (i) are compliant in all material respects with all applicable Laws related to the privacy, security, or protection of Personal Data, (ii) have implemented one or more privacy and data security policies that comply with all applicable Laws in all material respects regarding the collection, use and disclosure of Personal Data and proprietary information in connection with its business and operations, (iii) have trained its employees and independent contractors on such policies, and (iv) are, and have been, in compliance in all material respects with such policies at all times. True, complete and correct copies of all privacy and data security policies that have been used by the Company or any of its Subsidiaries in the past three (3) years have been made available to Parent. The Company has posted all applicable external privacy and data security policies in clear and conspicuous locations on all websites and any mobile applications owned or operated by the Company.

(b) The execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, including any transfer of Personal Data or proprietary information resulting from such transactions, will not materially violate any obligation, disclosure, representation or undertaking to any Person regarding data privacy, security, breach notification, or their or its Personal Data or proprietary information.

(c) The Company and each of its Subsidiaries have established and implemented policies, programs and procedures that are in compliance in all material respects with applicable industry practices, including administrative, technical and physical safeguards, that are designed to protect the confidentiality, integrity and security of Personal Data and proprietary information gathered, stored, processed, used or communicated by or on behalf of the Company or any of its Subsidiaries, as applicable, against loss, theft or the unauthorized access, use, modification, disclosure or other misuse of such information.

(d) Neither the Company nor any of its Subsidiaries have ever experienced any loss, theft, damage, or, to the Knowledge of the Company, unauthorized access, disclosure, use or breach of security of any Personal Data or proprietary information gathered, stored, processed, used or communicated by or on behalf of itself.

(e) No Person (including any Governmental Entity) has commenced any Proceeding relating to the Company’s or any of its Subsidiary’s privacy or data security policies, including with respect to the collection, use, transfer, storage, or disposal of Personal Data and proprietary information maintained by or on behalf of the Company or any of its Subsidiaries, or threatened any such Proceeding, or made any complaint or, to the Company’s Knowledge, any investigation or inquiry relating to such practices.

(f) As of the date of this Agreement, there are no Proceedings pending against the Company or any of its Subsidiaries asserting any violation by the Company or any of its Subsidiaries of any (i) Information Privacy and Security Law, (ii) agreement (or portion thereof) to which the Company or any of its Subsidiaries is a party that relates to the protection of Personal Data, or (iii) of the Company’s or its Subsidiaries’ privacy and security policies applicable to Personal Data.

(g) The IT Assets (i) operate in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries and have not materially malfunctioned or failed in the last three (3) years, and (ii) are sufficient for the immediate and reasonably foreseeable needs of the Company and its Subsidiaries, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The Company and its Subsidiaries have taken commercially reasonable actions designed to protect the confidentiality, integrity and security of the IT Assets against unauthorized use, access, interruption, modification and corruption. To the Knowledge of the Company, there has been no unauthorized access to the IT Assets that resulted in any unauthorized use, access, modification, misappropriation, deletion, corruption, or encryption of any information or data stored therein. The Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Assets, in each case consistent with customary industry practices.

3.19 Broker’s Fees. Except for the Company’s obligations to Canaccord Genuity LLC, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

3.20 Opinion of Financial Advisor. Canaccord Genuity LLC, the Company’s independent financial advisor has delivered to the Company Board its opinion (the “Fairness Opinion”) in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the assumptions, limitations, qualifications, and other matters set forth therein, the Offer Price to be received by the holders of Company Shares (other than Company Shares to be canceled pursuant to Section 2.1(b) and Dissenting Shares) pursuant to this Agreement is fair from a financial point of view to such holders. A true, complete and correct copy of the Fairness Opinion has been delivered to Parent on a non-reliance basis and for informational purposes only. As of the date of this Agreement, such Fairness Opinion has not been withdrawn, revoked, or modified.

3.21 Insurance. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance of a scope and coverage as is sufficient to comply with applicable Law and in accordance with standard industry practices, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, and all premiums due and payable thereon have been paid and (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy or has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a breach or default or permit termination or modification of any of the insurance policies. Since January 1, 2020, neither the Company nor any of its Subsidiaries has received any written notice of cancellation, invalidation or termination or, as of the date of this Agreement, denial of coverage, rejection of a material claim or material adjustment in the amount of the premiums payable under any material insurance policy maintained by the Company or any of its Subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.2 Authority, Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of its obligations herein and the consummation by Parent and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no Parent or Merger Sub stockholder votes are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party other than Parent’s approval and adoption of this Agreement, in its capacity as sole stockholder of Merger Sub, which will be obtained by written consent immediately after the execution of this Agreement. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as may be limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a Proceeding at law or in equity).

4.3 No Conflicts.

(a) None of the execution and delivery of this Agreement by Parent and Merger Sub, the making of the Offer, the acceptance for payment or payment for Company Shares pursuant to the Offer, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach or violation of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary, including Merger Sub, pursuant to, any Contract or Permit to which Parent or any Parent Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of the Company in Section 3.4, none of the execution and delivery of this Agreement by Parent and Merger Sub, the acceptance for payment or payment for Company Shares pursuant to the Offer, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will require any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, except (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of NASDAQ, (ii) filings required under, and compliance with any applicable requirements of, any applicable Competition Laws, (iii) the filing and effectiveness of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings, registrations or notifications would not reasonably be expected to have a Parent Material Adverse Effect.

4.4 Litigation. As of the date of this Agreement, there are no material Proceedings pending, or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or any of their respective assets or properties or any of the officers or directors of Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary, nor any of their respective assets or properties is or are subject to any material Order.

4.5 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9 (and any amendment or supplement thereto) will, when filed with the SEC, when distributed or disseminated to the to the stockholders of the Company, and at the Expiration Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub to such portions of the Schedule 14D-9 that relate expressly to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein). The Offer Documents (and any amendment or supplement thereto), will not, when filed with the SEC, at the time of distribution or dissemination thereof to the stockholders of the Company, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (except that make no representation or warranty is made by Parent or Merger Sub with respect to such portions of the Offer Documents that relate expressly to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein). The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

4.6 Ownership of Company Capital Stock. None of Parent, Merger Sub or any Parent Subsidiary beneficially owns any Company Shares as of the date hereof. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.7 Available Funds. Parent and Merger Sub have or, at Closing, shall have, sufficient cash, available lines of credit or other sources of immediately available funds to permit Parent and Merger Sub to perform all of their obligations under this Agreement and to consummate the Offer and the Merger. Concurrently with the execution of this Agreement, Centre Lane Partners V, L.P. (“Sponsor”) has delivered to Parent a duly executed equity commitment letter agreeing to provide equity financing to Parent and/or Merger Sub (the “Equity Commitment Letter”) for the purpose of funding the Offer and the Merger (such committed financing, the “Equity Financing”). Parent or Merger Sub, as applicable, has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Equity Commitment Letter to be paid on or before the date of this Agreement. The aggregate proceeds from the Equity Financing (after netting out applicable fees, expenses, original issue discount and similar premiums and charges) constitute all of the financing required for the consummation of the Offer, the Merger and the other Transactions, and are sufficient in amount for Parent or Merger Sub, as applicable, to pay the Offer Price payable in the Offer for all Company Shares tendered in the Offer, the Merger Consideration, any other amounts required to be paid in connection with the consummation of the Transactions (including any amounts payable in respect of Company Options, Company RSUs and Company PSUs under this Agreement) and, together with the Company’s cash on hand as of the Closing Date, all associated fees, costs and expenses in connection with the Offer, the Merger and the other Transactions, including the Equity Financing, in each case, to the extent required to be paid on the Closing Date. As of the date hereof, the Equity Commitment Letter is a legal, valid and binding obligation of Parent, Merger Sub and Sponsor, enforceable in accordance with its terms, except as may be limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a Proceeding at law or in equity). As of the date hereof, the Equity Commitment Letter is the only agreement relating to the Equity Financing. The only conditions precedent related to the obligations of Sponsor to fund the full amount of the Equity Financing are expressly set forth in the Equity Commitment Letter. Other than as expressly set forth in such Equity Commitment Letter, there are no other Contracts relating to Sponsor’s obligation to fund the full amount of the Equity Financing that could affect the amount, availability or conditionality of the Equity Financing. As of the date hereof, the Equity Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect. As of the date hereof, neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth in the Equity Commitment Letter and, to the Knowledge of the Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Sponsor under any term of the Equity

Commitment Letter or, would (i) make any of the assumptions or any of the statements set forth in the Equity Commitment Letter inaccurate in any material respect, (ii) result in any of the conditions in the Equity Commitment Letter not being satisfied or (iii) otherwise result in the Equity Financing not being available at the Acceptance Time or on the Closing Date. A true and complete copy of the Equity Commitment Letter has been made available to the Company. The Equity Commitment Letter provides that the Company is an express third-party beneficiary in connection with Company’s exercise of its rights under Section 8.14.

4.8 Ownership of Merger Sub. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Offer and the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, has not prior to the date hereof engaged in any business or other activities.

4.9 Brokers. Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors on behalf of Parent or such Parent Subsidiary has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

ARTICLE 5

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except as set forth in Section 5.1 of the Company Disclosure Schedule, as required by applicable Law or as otherwise expressly required by any other provision of this Agreement, or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business in a manner consistent with past practice (except as otherwise required by this Agreement or required or recommended by any Governmental Entity to mitigate, or attempt to mitigate, health and safety risks associated with COVID-19), (ii) use its commercially reasonable efforts to (x) keep available the services of the current officers, employees and consultants of the Company and each of its Subsidiaries and to preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations, and (y) maintain and preserve intact its current operations and material assets. Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, as required by applicable law or as otherwise expressly required by any other provision of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, directly or indirectly, take any of the following actions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

(a) amend its certificate of incorporation or bylaws or equivalent organizational documents (including by merger, consolidation or otherwise);

(b) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its Subsidiaries, other than the issuance of Company Shares upon the exercise of Company Options or the settlement of Company RSUs or Company PSUs outstanding as of the date hereof in accordance with their existing terms;

(c) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets of the Company or any of its Subsidiaries (other than Intellectual Property), except (i) pursuant to the express terms of any Company Material Contract in effect as of the date hereof, (ii) the sale or disposition of property or assets with a fair market value not in excess of $250,000 individually or $500,000 in the aggregate, (iii) the sale of inventory in the ordinary course of business consistent with past practice, or (iv) the sale or license of Company products or services in the ordinary course of business consistent with past practice;

(d) sell, assign, pledge, transfer, license, abandon, or otherwise dispose of any Intellectual Property of the Company or any of its Subsidiaries, except (i) the abandonment, in the ordinary course of business, of Company Owned Intellectual Property that in the Company’s reasonable business judgment is no longer used or useful in the business of the Company and its Subsidiaries and is no longer commercially practicable to maintain, (ii) the non-exclusive licensing or sublicensing of Company Intellectual Property to affiliates, customers, distributors, and customers in the ordinary course of business consistent with past practice, and (iii) the expiration of registered Intellectual Property at the end of its scheduled term;

(e) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests, except for dividends paid by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(f) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except (i) with respect to any wholly-owned Subsidiary of the Company, (ii) the acceptance of Company Shares as payment for the exercise price of Company Options or for withholding taxes incurred in connection with the exercise of Company Options or the settlement of Company RSUs or Company PSUs, in each case in accordance with past practice and the terms of the applicable Company Equity Plan and applicable award agreement(s), or (iii) the forfeiture of unvested Company Options, Company RSUs or Company PSUs upon termination of service;

(g) merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except with respect to any wholly-owned Subsidiary of the Company;

(h) acquire (including by merger, consolidation, or acquisition of stock or assets) any Person (or any business line or division thereof) or assets, other than (i) acquisitions of inventory, raw materials and other property in the ordinary course of business and (ii) any other acquisitions with a purchase price of less than $500,000 in the aggregate;

(i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money, except (i) in connection with refinancings of existing indebtedness on terms no less favorable to the Company (and in an aggregate principal amount not in excess of) such existing indebtedness, (ii) for borrowings under the Company’s existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business, and (iii) indebtedness not to exceed $500,000 in the aggregate;

(j) make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Subsidiary of the Company) in excess of $500,000 in the aggregate;

(k) terminate, cancel or renew, or agree to any material amendment to or waiver under any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, in each case other than in the ordinary course of business;

(l) make any capital expenditure in excess of the Company’s capital expenditure budget as disclosed to Parent prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $1,000,000;

(m) except to the extent required by (x) applicable Law, (y) the existing terms of any Company Benefit Plan disclosed in Section 3.11(a) of the Company Disclosure Schedule as in effect as of the date hereof, or (z) disclosed in Section 5.1(m) of the Company Disclosure Schedule: (i) increase the compensation or benefits payable or to become payable to any Service Provider, other than annual merit increases in annual base salary or base rate of pay for employees, in each case, in the ordinary course of business; (ii) amend any Company Benefit Plan (other than any administrative amendment that could not reasonably be expected result in a material additional cost to the Company or its affiliates, or obligate the Company or its affiliates to maintain such Company Benefit Plan beyond the one year anniversary of the Closing Date), or establish, adopt, enter into any new arrangement that if in effect on the date hereof would be a Company Benefit Plan (for the avoidance of doubt, including, any employment, severance, change in control, retention, bonus guarantee or similar agreement or arrangement); (iii) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan (including funding any grantor trust); (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation (other than annual bonuses payable in the ordinary course of business during the first quarter of the Company’s fiscal year); (v) grant any equity-based or equity-linked awards; (vi) enter into any collective bargaining agreement, or any works council, labor union or similar agreement or arrangement; (vii) hire any employee or engage any individual independent contractor, other than to fill a position that is open as of the date of this Agreement or that becomes open in the ordinary course of business after the date of this Agreement due to the termination or resignation of an employee or individual independent contractor; provided that the annual salary or wage rate or consulting fee paid to such new employee or individual independent contractor shall not be materially greater than the market annual salary or wage rate or consulting fee paid with respect to such position (and, with respect to such positions that become open in the ordinary course of business due to the termination or resignation of such employee or individual independent contractor, as of immediately prior to the termination of the preceding employee or independent individual contractor); and provided further that the annual salary or wage rate or consulting fee paid to such new employee or individual independent contractor shall not be materially greater than the annual salary or wage rate or consulting fee as was paid to such employee or individual independent contractor who was terminated or resigned; (viii) terminate the employment (other than for cause) of any officer or any Service Provider with annual base salary or other payment in excess of $250,000; or (ix) promote any officers or employees, except for a promotion of any employee that is in the ordinary course of business and prior notice of which is provided to the Parent;

(n) make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(o) compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements of Proceedings (excluding Transaction Litigation) in the ordinary course of business that involve only the payment of monetary damages not in excess of $250,000 individually or $500,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(p) (i) make, change or revoke any material Tax election, (ii) change any of its methods of reporting income or deductions for Tax purposes (or file a request to make any such change), (iii) settle or compromise any material Tax liability, claim, audit or dispute, (iv) surrender any right to claim a material Tax refund, (v) file any amended Tax Return with respect to any Tax, (vi) enter into any Tax allocation, sharing, indemnity or closing agreement (other than any such agreement entered into in the ordinary course of business the principal purpose of which is unrelated to Tax), or (vii) waive or extend the statute of limitations with respect to any Tax other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;

(q) enter into any new line of business or materially alter any existing line of business, other than in the ordinary course of business;

(r) voluntarily cancel, terminate or fail to renew (in a form and amount consistent with past practice) any material insurance policies covering the Company, any of its Subsidiaries or any of their respective businesses, assets or properties; or

(s) authorize or enter into any Contract or otherwise make any legally-binding commitment to do any of the foregoing.

5.2 Access to Information; Confidentiality.

(a) From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall, and shall cause each of its Subsidiaries to: (i) provide to the Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company or any of its Subsidiaries and in compliance with any mitigation measures for COVID-19 required or recommended by any Governmental Entity, upon prior notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and each of its Subsidiaries and to the books and records thereof and (ii) promptly furnish such information concerning the business, properties, Contracts, assets and liabilities of the Company and each of its Subsidiaries as the Parent or its Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Company reasonably believes that doing so would: (A) result in the loss of attorney-client privilege (but the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of third parties, or (C) breach, contravene or violate any applicable Law or any applicable rules or regulations of any applicable United States securities exchange or any applicable Contract.

(b) Each of the Parent and Merger Sub agrees that it will not, and will cause its Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 5.2 for any competitive or other purpose unrelated to the consummation of the Offer and the Merger. The Confidentiality Agreement, dated September 8, 2020 by and between the Company and Centre Lane Partners, LLC (the “Confidentiality Agreement”), shall apply with respect to information furnished under this Section 5.2 by the Company, its Subsidiaries and their Representatives.

5.3 No Solicitation.

(a) From and after the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries and direct its Representatives to, (x) immediately cease and cause to be terminated any discussions or negotiations with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal, and (y) deliver a written notice to any such Third Party to the effect that the Company is terminating all discussions and negotiations with such Third Party with respect to any Acquisition Proposal, and requesting that such Third Party promptly return or destroy all confidential information concerning the Company and its Subsidiaries. Except as expressly permitted by this Section 5.3, from and after the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not, and shall cause its Subsidiaries and direct its and their respective Representatives not to on behalf of the Company, initiate, solicit, facilitate or knowingly encourage any Acquisition Proposal or the making or submission thereof, or (y) engage in, continue or otherwise participate in any discussions or negotiations with a Third Party regarding (other than to inform any Third Party of the existence of the provisions contained in this Section 5.3) or (z) furnish or provide any nonpublic information in connection with, any Acquisition Proposal. Except as expressly permitted by this Section 5.3, from and after the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article 7, neither the Company Board nor any committee thereof shall (i) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal, (ii) withdraw, change, qualify, withhold or modify, or publicly propose to withdraw, change, qualify, withhold or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (iii) fail to include the Company Board Recommendation in the Schedule 14D-9, (iv) in the event a tender offer that constitutes an Acquisition Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Acquisition Proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days of such commencement, (v) approve, authorize or cause or permit the Company or any of its Subsidiaries to enter into any merger agreement, acquisition agreement, letter of intent, memorandum of understanding or other similar agreement (other than an Acceptable Confidentiality Agreement) relating to any Acquisition Proposal (a “Company Acquisition Agreement”), or (vi) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i) through (vi) of this sentence, a “Change of Board Recommendation”).

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date hereof and prior to the Acceptance Time (i) the Company has received a bona fide written Acquisition Proposal from a Third Party, (ii) the Company has not breached this Section 5.3 with respect to such Acquisition Proposal and (iii) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, based on information then available, that such Acquisition Proposal constitutes (or could reasonably be expected to lead to) a Superior Proposal and determines, after consultation with its outside legal counsel, that its failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal, its representatives and potential sources of financing pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements or confidentiality agreements entered into during the six-month period prior to the date hereof in connection with a prior Acquisition Proposal involving the Company, and (B) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that any non-public information concerning the Company or its Subsidiaries provided or made available to any Third Party shall, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub as promptly as reasonably practicable (and in no event later than twenty-four hours) after it is provided or made available to such Third Party.

(c) The Company shall promptly (and in any event within one Business Day) notify Parent in writing of the receipt of any Acquisition Proposal, which notice shall identify the Third Party making such Acquisition Proposal and include a copy of such Acquisition Proposal (or, where such Acquisition Proposal was not submitted in writing, a reasonably detailed written description of such Acquisition Proposal including its material terms and conditions), except (and solely to the extent) such notification and/or disclosure is prohibited by the terms of a confidentiality agreement to which the Company is a party as of the date of this Agreement, in which case the notice shall include a redacted copy of such Acquisition Proposal identifying the purchase price and form of consideration of the Acquisition Proposal (or, where such Acquisition Proposal was not submitted in writing, a reasonably detailed written description of such Acquisition Proposal including the purchase price and form of consideration of such Acquisition Proposal, but excluding the identity of the Third Party making such Acquisition Proposal). Without limiting the foregoing, the Company shall keep Parent promptly informed (and in any event within one Business Day) in all material respects of the status of, and any material communications relating to, such Acquisition Proposal (including any change in the price or other material terms thereof). The Company shall not terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person unless the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, that the Company promptly (and in any event within one Business Day) advises Parent that it is taking such action and the identity of the Persons with respect to which it is taking such action.

(d) Notwithstanding anything to the contrary contained in Section 5.3(a), if (X) the Company has received a bona fide written Acquisition Proposal that the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal, which did not result from a material breach of this Section 5.3, or (Y) an Intervening Event occurs, the Company Board may at any time prior to the Acceptance Time, effect a Change of Board Recommendation with respect to such Superior Proposal or Intervening Event, subject to the requirements of this Section 5.3(d). The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.3(d) unless:

(i) the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to make such a Change of Board Recommendation in response to the receipt of such Superior Proposal or the occurrence of such Intervening Event would be inconsistent with its fiduciary duties under applicable Law;

(ii) the Company shall have provided to Parent at least three (3) Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such actions, which notice shall specify the basis for such Change of Board Recommendation, and if such Change of Board Recommendation relates to a Superior Proposal, the identity of the Third Party making such Superior Proposal, the material terms and conditions of such Superior Proposal, and shall include a copy of the applicable Company Acquisition Agreement that is the definitive agreement for such Superior Proposal;

(iii) during the Notice Period, if requested by Parent, the Company shall have, and shall have caused its Representatives to have, engaged in good faith negotiations with Parent and its Representatives regarding any amendments or modifications to this Agreement proposed by Parent and intended to cause the relevant Acquisition Proposal or Intervening Event to no longer warrant a Change of Board Recommendation; and

(iv) at the end of such Notice Period, the Company Board shall have considered in good faith any proposed amendments or modifications to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be offered by Parent (the “Proposed Changed Terms”) by no later than 11:59 a.m., New York City time, on the last day of the Notice Period and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that (X) the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect and that failure to make a Change of Board Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law or (Y) even if such Proposed Changed Terms were to be given effect, failure to make a Change of Board Recommendation with respect to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law.

In the event of (X) any change to the price terms or any other material revision or amendment to the terms of such Superior Proposal or (Y) change to the circumstances related to the Intervening Event that is adverse to the stockholders of the Company, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.3(d) (which shall apply mutatis mutandis) with respect to such new written notice, and that in the case of such a new written notice, the Notice Period shall be two Business Days.

(e) Nothing contained in this Section 5.3 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the stockholders of the Company if the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would breach, or would be inconsistent with, its fiduciary duties or violate applicable Law; provided that any Change of Board Recommendation may only be made in accordance with Sections 5.3(d) and 5.3(e). The issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or any factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal, that no position has been taken by the Company Board as to the advisability or desirability of such Acquisition Proposal and the operation of this Agreement with respect thereto, shall not constitute a Change of Board Recommendation.

(f) The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 5.3 by any of its Representatives shall be deemed to be a breach of this Section 5.3 by the Company.

(g) For purposes of this Agreement:

(i) “Acquisition Proposal” means any inquiry, offer or proposal from a Third Party concerning (A) a merger, consolidation, recapitalization, liquidation, dissolution, business combination transaction or similar transaction involving the Company, as a result of which the owners of the Equity Interests of the Company immediately prior to such event own less than 85% of the voting power of the Company immediately following such event, (B) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of any Subsidiary of the Company) or its Subsidiaries representing 15% or more of the consolidated assets of the Company and its Subsidiaries, based on their fair market value as determined in good faith by the Company Board (or any duly authorized committee thereof), (C) an issuance or acquisition (including by way of merger, consolidation, business combination or share exchange) of Equity Interests representing 15% or more of the voting power of the Company, or (D) any combination of the foregoing (in each case, other than the Offer and the Merger).

(ii) “Intervening Event” means a material event, fact, development, circumstance or occurrence occurring or arising after the date hereof that affects or would be reasonably likely to affect the business, assets or operations of the Company or any Subsidiary that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement and that becomes known by the Company Board after the date of this Agreement and prior to the Acceptance Time.

(iii) “Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%”) that is not solicited or received in violation, or resulting from any breach, of this Section 5.3 and that the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account such factors as the Company Board (or any duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals), is reasonably likely to be consummated in accordance with its terms and, if consummated, would be more favorable from a financial point of view to the Company’s stockholders than the Offer and the Merger (taking in account any Proposed Changed Terms).

5.4 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Offer, the Merger and the other Transactions contemplated by this Agreement as promptly as practicable, including using reasonable best efforts to accomplish the following: (i) obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any Company Material Contract to which the Company or Parent or any of their respective Subsidiaries is party or by which such Person or any of their respective properties or assets may be bound (provided, that the Company shall not pay or agree to pay any material consent fees or other material payments requested by any such third parties without the written consent of Parent, not to be unreasonably withheld, conditioned or delayed), (ii) obtain all necessary actions or nonactions, waiting period expirations or terminations, waivers, consents, approvals, orders and authorizations from Governmental Entities (including, without limitation, those in connection with applicable Competition Laws), make all necessary registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Proceeding by, any Governmental Entity (including, without limitation, in connection with applicable Competition Laws), (iii) resist, contest or defend any Proceeding (including administrative or judicial Proceedings) challenging the Offer, the Merger or the completion of the Transactions, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Transactions, and (iv) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement. Each of the parties shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer, the Merger and the Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other written substantive communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances and acceptable to the relevant Governmental Entity, shall provide the other party or its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each of the Company and Parent shall, and shall cause their respective affiliates including their ultimate parent entities as that term is defined in the HSR Act to, make or cause to be made all filings required under applicable Competition Laws with respect to the Transactions as promptly as practicable and, in any event, within ten (10) Business Days after the date of this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Entity, except as otherwise approved by Parent in its sole discretion, neither Parent nor any of its Subsidiaries or affiliates shall be required, nor shall the Company or any of its Subsidiaries be permitted, to sell, hold separate or otherwise dispose of any of their respective assets or businesses, conduct their business in a specified manner, agree to any of the foregoing, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to, any assets of Parent or the Company or their respective Subsidiaries if doing so would reasonably be expected to result in a Company Material Adverse Effect.

(c) Parent shall not, and shall cause its Affiliates not to, acquire or agree to acquire, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking or entering an Order prohibiting the consummation of the Transactions; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the Transactions.

(d) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Offer and the Merger and notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in this Agreement to the extent that the requirement of such consent would violate any applicable Law.

5.5 Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or NASDAQ (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could reasonably be expected to prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions set forth in this Agreement being incapable of satisfaction. Any such notice pursuant to this Section 5.5 shall not affect any representation, warranty, covenant or agreement contained in this Agreement and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in this Agreement have been satisfied or give rise to any right of termination set forth in Article 7.

5.6 Public Announcements. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not issue any press release or make any public statement with respect to the Offer, the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, or (b) with respect to any press release or other public statement by the Company permitted by Section 5.3. The press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent. The Company shall (i) file a current report on Form 8-K with the SEC attaching its press release and copy of this Agreement as exhibits and (ii) file a pre-commencement communication on Schedule 14D-9 with the SEC attaching its press release. Parent and Merger Sub shall file a pre-commencement communication on Schedule TO with the SEC attaching the press release.

5.7 Employment and Employee Benefit Matters.

(a) For a period of one year following the Effective Time, Parent shall (i) provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide to each employee of the Company and its Subsidiaries immediately prior to the Effective Time who remains employed by Parent or the Parent Subsidiaries (including the Surviving Corporation) following the Effective Time (each a “Continuing Employee”) a base salary or wage rate (as applicable), annual bonus opportunity and severance benefits that are no less favorable than the base salary or wage rate (as applicable), annual bonus opportunity and severance benefits provided to such Continuing Employee immediately prior to the Effective Time and (ii) use reasonable commercial efforts to maintain those employee benefits (excluding equity or equity-linked compensation and excluding benefits provided pursuant to any defined benefit pension plan) provided to each Continuing Employee immediately prior to the Effective Time, including those listed in Section 3.11(a) of the Company Disclosure Schedule covering Service Providers located in the United States. If the Surviving Corporation is unable to maintain any of the employee benefits (excluding equity or equity-linked compensation and excluding benefits provided pursuant to any defined benefit pension plan), including those listed in Section 3.11(a) of the Company Disclosure Schedule covering Service Providers located in the United States (each, a “Discontinued Employee Benefit”), then the Parent shall provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide benefits (excluding equity or equity-linked compensation and excluding benefits provided pursuant to any defined benefit pension plan) to each Continuing Employee that are, taken as a whole, at least as favorable in the aggregate as the Discontinued Employee Benefits provided to such Continuing Employee immediately prior to the Effective Time.

(b) With respect to benefit plans maintained by Parent or any of the Parent Subsidiaries, including the Surviving Corporation (including any vacation and paid time-off plans), for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with the Company or any of its Subsidiaries, as reflected in the Company’s records, shall be treated as service with Parent or any of the Parent Subsidiaries, including the Surviving Corporation where length of service is relevant, in any case, to the same extent as such Continuing Employee was entitled prior to the Effective Time under any similar Company Benefit Plan; provided, however, that such service need not be recognized or credited (i) to the extent that such recognition would result in any duplication of coverage or benefits, (ii) with respect to a newly established plan for which prior service is not taken into account, or (iii) if it results in benefit accruals with respect to any defined benefit pension plan.

(c) Parent shall, or shall cause the Parent Subsidiaries (including the Surviving Corporation) to take reasonable best efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of the Parent Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to take reasonable best efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing

Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

(d) Unless otherwise requested by Parent at least ten (10) days prior to the Closing, the Company shall not terminate any Company Benefit Plan intended to qualify under Section 401(a) of the Code (a “Company 401(k) Plan”). If requested by Parent at least ten (10) days prior to the Closing, the Company shall terminate any Company 401(k) Plan identified by Parent in its request, effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Effective Time, and the Company shall provide Parent with evidence of such termination (the form and substance of which shall be subject to reasonable review and comment by Parent) no later than two (2) days immediately preceding the Effective Time. If Parent requests that the Company terminate any Company 401(k) Plan in accordance with the immediately preceding sentence, Parent shall permit each Continuing Employee who is, at the time that such termination is requested by Parent, actively employed and participating in the applicable Company 401(k) Plan to elect a “direct rollover” of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) into Parent’s applicable defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “Parent 401(k) Plan”) in the form of cash, promissory notes (in the case of outstanding loans) or a combination thereof in an amount equal to the full account balance (including earnings thereon) distributed to such Continuing Employee from the applicable Company 401(k) Plan (the “Rollover”); provided, that Parent will only permit the Rollover (or cause the Parent 401(k) Plan to accept the Rollover) if, in Parent’s reasonable good faith judgment, such Rollover will not result in liability to Parent or its Affiliates (including, but not limited to, liability by reason of the applicable Company 401(k) Plan failing to be a tax-qualified plan under Section 401(a) of the Code.

(e) Following the Effective Time and in addition to the benefits provided pursuant to Section 5.7(a), Parent shall provide, or cause its Subsidiaries to provide, to key Continuing Employees (i) a substantial performance-driven cash bonus program and (ii) a long-term incentive program based on the Company’s financial performance and value appreciation.

(f) Without limiting the generality of Section 8.10, the provisions of this Section 5.7 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.7 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective affiliates to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective affiliates to continue any Company Benefit Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing, subject to Parent’s covenants in Section 5.7(a) above; or (iii) amend any Company Benefit Plans or other employee benefit plans, programs or Contracts.

5.8 Indemnification.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and shall advance expenses as incurred (provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification for such matter under applicable Law), to the extent provided in (i) the Company Charter, the Company Bylaws or similar organization documents of any Subsidiary of the Company in effect as of the date of this Agreement and (ii) any indemnification Contract of the Company or any of its Subsidiaries in effect as of the date of this Agreement listed on Section 5.8 of the Company Disclosure Schedule, each present and former director and officer of the Company and its Subsidiaries and each of their respective employees who serves as a fiduciary of a Company Benefit Plan (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters any action or omission by such Indemnitee relating to their position with the Company or its Subsidiaries occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

(b) Parent agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of an Indemnitee as provided in (i) the Company Charter, the Company Bylaws or similar organization documents of any Subsidiary of the Company in effect as of the date of this Agreement and (ii) any indemnification Contract of the Company or any of its Subsidiaries in effect as of the date of this Agreement listed on Section 5.8 of the Company Disclosure Schedule shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of an Indemnitee as provided in (i) the Company Charter, the Company Bylaws or similar organizational documents of any Subsidiary of the Company in effect as of the date of this Agreement and (ii) any indemnification Contract of the Company or its Subsidiaries in effect as of the date of this Agreement listed on Section 5.8 of the Company Disclosure Schedule, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were Indemnitees; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding or claim.

(c) For six years from and after the Effective Time, Parent shall maintain for the benefit of those persons that are directors and officers of the Company, as of the date of this Agreement and as of the Closing Date, directors’ and officers’ liability insurance and fiduciary liability insurance that provides coverage for events occurring prior to the Closing Date

(the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing directors’ and officers’ liability insurance and fiduciary liability insurance policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best available coverage then available; provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium paid by the Company prior to the date of this Agreement. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of this Agreement or the Transactions, and the Company shall use its reasonable best efforts to purchase such prepaid “tail” policies prior to the Effective Time .

(d) In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.8.

(e) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement or in any indemnification Contract of the Company or its Subsidiaries in effect as of the date of this Agreement listed on Section 5.8 of the Company Disclosure Schedule. From and after the Effective Time, the obligations of Parent under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to or in substitution for any such claims under such policies.

5.9 Parent Agreements Concerning Merger Sub. Parent shall take all actions necessary or advisable to cause Merger Sub to duly perform its covenants, agreements and obligations under this Agreement in accordance with the terms hereof.

5.10 Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Offer, the Merger or any other transaction contemplated by this Agreement or the Tender and Support Agreements, then the Company and the Company Board shall take all action reasonably available to it to render such Law inapplicable to the foregoing.

5.11 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by this Agreement and any other dispositions of Company Shares (including derivative securities with respect to Company Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12 Rule 14d-10(d) Matters. Prior to the Offer Closing, the Company (acting through the Company Board or the Company Compensation Committee) shall take all such steps as may be required to cause each agreement, arrangement, or understanding entered into by the Company or a Subsidiary of the Company on or after the date hereof with any of its officers, directors, or employees pursuant to which consideration is paid to such officer, director, or employee to be approved as an “employment compensation, severance, or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act. Promptly upon Parent or any of its Affiliates entering into any such arrangement with any of the officers, directors or employees of the Company, Parent will provide to the Company any and all information concerning such arrangements as may be needed by the Company to comply with this Section 5.12.

5.13 Stockholder Litigation. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors and officers relating to the transactions contemplated by this Agreement, including the Offer and the Merger (“Transaction Litigation”), and no such settlement of any Transaction Litigation shall be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any Transaction Litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

5.14 Stock Exchange Delisting. The Surviving Corporation shall cause the Company’s securities to be de-listed from NASDAQ and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.

5.15 Financing Cooperation. To the extent necessary to consummate the Offer and the Merger, Parent and Merger Sub, as applicable, shall use, and shall cause its Subsidiaries to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Equity Financing on the terms and as described in the Equity Commitment Letter, including executing and delivering all such documents and instruments as may be reasonably required thereunder and using (and causing its Subsidiaries to use) their respective reasonable best efforts to: (a) comply with and maintain in effect the Equity Financing and the Equity Commitment Letter; (b) satisfy, or direct their respective Representatives to satisfy, as promptly as practicable and on a timely basis all conditions to the Equity Financing contemplated by the Equity Commitment Letter that are within its reasonable control; (c) comply with its obligations under the Equity Commitment Letter to the extent the failure to comply with such obligations would adversely impact the amount or timing of the Equity Financing or the availability of the Equity Financing prior to the Acceptance Time; and (d) enforce its rights under the Equity Commitment Letters to the extent that the failure to enforce would adversely impact the amount or timing of the Equity Financing or the availability of the Equity Financing at the Acceptance Time. Parent and Merger Sub, as applicable, shall not agree to or permit any amendment, supplement, termination, modification or replacement of, or grant any waiver of, any condition, remedy or other provision under any Equity Commitment Letter that would adversely impact the amount or timing of the Equity Financing or the availability of the Equity Financing prior to the Acceptance Time, without the prior written consent of the Company and if such written consent is granted Parent shall promptly deliver a copy thereof to the Company and references herein to “Equity Commitment Letter” shall include and mean such document as amended, supplemented, modified, replaced or waived in compliance with this Section 5.15, and references to “Equity Financing” shall include and mean the financing contemplated by the Equity Commitment Letter as amended, supplemented, modified, replaced or waived in compliance with this Section 5.15, as applicable.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a) Merger Sub shall have irrevocably accepted for payment all Company Shares validly tendered and not withdrawn in the Offer.

(b) The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of any Governmental Entity and there shall not be in effect any Law enacted or promulgated by any Governmental Entity that prevents or makes illegal the consummation of the Merger.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Offer, the Merger and the other transactions contemplated hereby may be abandoned, by action taken or authorized by the board of directors of the terminating party or parties:

(a) By mutual written consent of Parent and the Company;

(b) By either the Company or Parent, if the Offer (as it may have been extended pursuant to Section 1.1) expires as a result of the non-satisfaction of any Tender Offer Condition in a circumstance where Merger Sub has no further obligation to extend the Offer pursuant to Section 1.1; except that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been the primary cause of or primarily resulted in the non-satisfaction of any condition to or requirement of the Tender Offer Conditions;

(c) By either the Company or Parent, if any Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting, (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, Company Shares pursuant to the Offer or (ii) prior to the Effective Time, the consummation of the Merger, and such Order shall have become final and non-appealable, or any Law enacted or promulgated by any Governmental Entity of competent jurisdiction is in effect that prevents or makes illegal the consummation of the Offer or the Merger; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a party if the issuance of, or failure to resolve or have vacated or lifted, such Order or the enactment or promulgation of such Law was primarily due to a breach by such party of any of its covenants or agreements under this Agreement, including pursuant to Section 5.4;

(d) By either the Company or Parent if the Acceptance Time shall not have occurred on or before the Outside Date; provided that neither the Company nor Parent may terminate this Agreement pursuant to this Section 7.1(d) if it is in breach of this Agreement and such breach has primarily caused or resulted in the failure of the Acceptance Time to have occurred prior to the Outside Date;

(e) By Parent, if (1) the Company Board shall have made a Change of Board Recommendation or (2) the Company shall have breached Section 5.3 in any material respect;

(f) By the Company in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.3;

(g) By Parent, at any time prior to the Acceptance Time, if: (i) there has been a breach by the Company of its representations, warranties, covenants or agreements contained in this Agreement, in each case, such that any condition to the Offer contained in paragraphs (c)(ii) or (c)(iii) of Annex I is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in paragraphs (c)(ii) or (c)(iii) of Annex I prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if Parent or Merger Sub is then in material breach of its representations, warranties, covenants or agreements contained in this Agreement;

(h) By the Company, at any time prior to the Acceptance Time, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the

Company shall have delivered to Parent written notice of such breach and (iii) such breach is not capable of cure prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if the Company is then in material breach of its representations, warranties, covenants or agreements contained in this Agreement; or

(i) By the Company, if (1) Merger Sub fails to commence the Offer in violation of Section 1.1(a), (2) Merger Sub shall have terminated the Offer prior to its applicable expiration date (as such expiration date may be extended and re-extended in accordance with Section 1.1(e)), other than in accordance with this Agreement, or (3) all of the Tender Offer Conditions have been satisfied or waived as of immediately prior to the expiration of the Offer and the Acceptance Time shall not have occurred within two (2) Business Days following the Expiration Date.

7.2 Effect of Termination.

In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, this Agreement shall forthwith become void have no further force and effect (other than the Section 7.2, Section 7.3, and Article 8, each of which shall survive termination of this Agreement); provided, that, nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of a willful and material breach of any representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination.

7.3 Termination Fee.

(a) The parties hereto agree that if this Agreement is terminated by Parent pursuant to Section 7.1(e) or by the Company pursuant to Section 7.1(f), then the Company shall pay to Parent prior to or concurrently with such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, the Company Termination Fee. The “Company Termination Fee” means $3,500,000.

(b) The parties hereto agree that if (x) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b) or Section 7.1(d) (y) an Acquisition Proposal has been announced publicly or made to the Company after the date hereof and not withdrawn prior to such termination, and (z) the Company enters into a definitive agreement for an Acquisition Proposal (that is later consummated) or consummates an Acquisition Proposal within twelve (12) months after such termination, then the Company shall pay the Company Termination Fee, to Parent within two Business Days after consummation of such Acquisition Proposal. For purposes of this Section 7.3(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(g)(i), except that the references to “15%” shall be deemed to be references to “50.1%”.

(c) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent, or in the absence of such designation, an account established for the sole benefit of Parent.

(d) Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if the Company fails to pay the Company Termination Fee when due, and, in order to obtain such payment, Parent commences a Proceeding that results in a judgment against the Company for the Company Termination Fee, the Company shall pay to Parent, together with the Company Termination Fee, (i) interest on the Company Termination Fee from the date of termination of this Agreement at a rate per annum equal to the Prime Rate and (ii) Parent’s costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding (the “Enforcement Costs”). For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(e) Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees, on behalf of itself and its Affiliates, that (i) the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Company Termination Fee is payable pursuant to this Section 7.3 for the efforts, expenses and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, and (ii) payment of the Company Termination Fee is the Company’s sole liability and entire obligation and the exclusive remedy available to Parent and Merger in the circumstances in which the Company Termination Fee is payable pursuant to this Section 7.3.

(f) Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto expressly acknowledges and agrees that Parent’s right to receive payment of the Company Termination Fee pursuant to this Section 7.3, in circumstances in which the Company Termination Fee is payable, plus, if applicable, the Enforcement Costs, shall constitute the sole and exclusive monetary remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law or otherwise) of Parent, Merger Sub, and the Sponsor and their respective Affiliates or Representatives or sources of financing, or any lead arranger, arranger, agent or Representative of, or to, Parent, Purchaser or the Sponsor (collectively, the “Parent Related Parties”) against the Company and its Subsidiaries and their respective Affiliates or Representatives (collectively, the “Company Related Parties”) and any Person who pays the Company Termination Fee on the Company’s behalf for all any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered in respect of this Agreement or any Contract executed in connection herewith (including in respect of any breach, whether or not willful or intentional, of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated) or the Transactions in such circumstances, and upon payment of the Company Termination Fee to Parent pursuant to this Section 7.3, none of the Company Related Parties shall have any further liability or obligation to any of the Parent Related Parties relating to or arising out of this Agreement or the Transactions. No Parent Related Party shall be entitled to bring or maintain any Proceeding against the Company or any other Company Related Party arising out of or in connection with this Agreement, any contract or agreement executed in connection herewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and Parent shall use its reasonable best efforts to cause any Proceeding pending in connection with this Agreement, any contract or agreement executed in connection herewith or any of the transactions contemplated hereby or thereby, to the extent maintained by Parent or any Parent Related Party against the Company or any Company Related Party to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance of the obligation to close the Transactions contemplated by Section 8.14 and any money damages, including all or any portion of the Company Termination Fee.

7.4 Amendment. This Agreement may be amended by each of the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.5 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

8.2 Fees and Expenses. Subject to Section 7.2, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, that Parent shall bear the filing fees under any applicable Competition Laws.

8.3 Notices. Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile or electronic transmission (provided confirmation of facsimile or electronic transmission is obtained), or (b) on the next Business Day if transmitted by nationally recognized overnight courier, in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice pursuant to a notice delivered in accordance with this Section 8.3):

If to Parent or Merger Sub, addressed to it at:

Centre Lane Partners, LLC

60 East 42nd Street

Suite 2220

New York, NY 10165

Tel: (614) 843-0712

Attention: Kenneth Lau

Email: klau@centrelanepartners.com

with a copy to (for information purposes only):

Thompson Hine LLP

3900 Key Center, 127 Public Square

Cleveland, Ohio 44114

Tel: (216) 566-5598

Fax: (216) 566-5800

Attention: David Watson (David.Watson@thompsonhine.com)

                  Emma Off (Emma.Off@thompsonhine.com)

If to the Company, addressed to it at:

Synacor, Inc.

40 La Riviere Drive, Suite 300

Buffalo, New York 14202

Attention: Legal Department

Email: legaldept@synacor.com

with a copy to (for information purposes only):

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

1250 Broadway, 23rd Floor

New York, New York 10001

Tel: (212) 430 - 3150

Fax: (917) 521-5150

Attention: Brian Hutchings (bhutchings@gunder.com)

        Andrew Luh (aluh@gunder.com)

8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not prohibit the making of an Acquisition Proposal.

“affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Company or any of its Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any change, event, condition, occurrence, state of facts, development or effect (an “Effect”) that, individually or in the aggregate, (i) has a material adverse effect on the business, properties, assets, condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that adverse Effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (a), (b) and (c) of the below shall be so considered solely to the extent such Effect disproportionately impacts the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries (and, in the case of clause (c), the same geography in which the Effect occurs): (a) changes or proposed changes in applicable Laws, GAAP or the interpretation or enforcement thereof, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or its Subsidiaries operate in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other disease or health crisis (including COVID-19), (d) the public announcement or pendency of this Agreement and the Transactions (provided, that the exception in this clause

(d) shall not apply in the context of any representation or warranty set forth in Section 3.4), (e) any Transaction Litigation or any demand, action, claim or proceeding for appraisal of any Company Shares pursuant to the DGCL in connection with this Agreement and the Transactions, (f) changes in the trading price or trading volume of Company Shares or any suspension of trading, provided that the underlying facts or circumstances giving rise or contributing to such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred, (g) any failure by the Company or any of its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts, provided that the underlying facts or circumstances giving rise or contributing to such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred, or (h) any actions taken, or failure to take any action, in each case, to which Parent or Merger Sub has approved, consented or requested in writing or that is required or prohibited by this Agreement, solely to the extent the consequences of such an approval or consent made by the Company are known to or reasonably foreseeable by Parent or Merger Sub, as applicable, or (ii) would prevent or materially impair or materially delay the consummation by the Company of the transactions contemplated by this Agreement; provided, however, that any Effects arising out of, resulting from or attributable to any investigation of the Transactions pursuant to applicable Competition Laws shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company Material Intellectual Property” means the Intellectual Property that is owned or licensed by the Company or any of its Subsidiaries and that is material to the current business of the Company and its Subsidiaries.

“Company Owned Intellectual Property” means Intellectual Property that is owned by the Company or any of its Subsidiaries.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Contract” or “Contracts” means any of the legally-binding agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legal commitments to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Environmental Claims” means any Proceeding or written investigation, order, demand, allegation, accusation or notice by any Person or entity alleging actual or potential violation of or liability arising out of or relating to any Environmental Laws, Environmental Permits or the presence in, or Release into, the environment of, or exposure to, any Hazardous Materials, but shall not include any claims relating to products liability.

“Environmental Laws” means any and all applicable, federal, state, provincial, local or foreign Laws, and all rules or regulations promulgated thereunder, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials in the environment.

“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest or other instrument or right the value of which is based on any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether or not incorporated) that, together with another Person, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” includes all expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer Documents, the Schedule 14D-9 and all other matters related to the transactions contemplated by this Agreement.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Entity” means any national, supranational, federal, state, county, provincial, municipal, local or foreign government, or other political subdivision thereof, including commission or authority, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government, including any court of competent jurisdiction, any arbitral body or any administrative, regulatory (including any stock exchange) or other agency.

“Hazardous Materials” means any pollutants, chemicals, contaminants or any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous substance or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives. For clarity, office and cleaning supplies that are safely stored and maintained shall not be considered “Hazardous Materials.”

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Information Privacy and Security Laws” means all applicable Laws concerning the privacy and/or security of Personal Data, and all regulations promulgated thereunder, including, without limitation, HIPAA, the Health Information Technology for Economic and Clinical Health Act (“HITECH”), the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, social security number protection Laws and data security and security breach notification Laws.

“Intellectual Property” means all intellectual property rights in any jurisdiction, including all: (a) patents, patent applications, and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), and other indicia of origin, and all applications, registrations and renewals in connection therewith; (c) all copyrights (whether or not published), mask works, and industrial designs, and all applications, registrations and renewals in connection therewith; (d) intellectual property rights in Software Programs; (e) mask works and industrial designs, and all applications and registrations in connection therewith; and (f) trade secrets and other intellectual property rights in confidential and proprietary information (including any intellectual property rights in inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations of data).

“IRS” means the United States Internal Revenue Service.

“IT Assets” means computers, Software Programs, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment owned, used, or held for use by the Company or any of its Subsidiaries.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge of Himesh Bhise, Tim Heasley, and Steve Davi; and (b) when used with respect to Parent or Merger Sub, the actual knowledge of the executive officers of Parent.

“Law” means any applicable national, provincial, state, municipal and local laws (including controlling common law), statutes, ordinances, codes, decrees, rules, regulations or Orders of any Governmental Entity, in each case, having the force of law.

“Lien” means with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, conditional sales or other title retention agreement, easement, right of way or other title defect, restriction on transfer, covenant or option in respect of such property, equity interest or asset.

“NASDAQ” means the NASDAQ Capital Market.

“Open Source Software” means any software that is distributed as “free software,” “open source software,” pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses), or pursuant to any other license that substantially conforms to the Open Source Definition (www.opensource.org/osd).

“Order” means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Entity.

“OSHA” means the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

“Parent Material Adverse Effect” means any change, event, condition, occurrence, state of facts, development or effect, or failure to perform any covenant or obligation in this Agreement, that, individually or in the aggregate, prevents or materially impairs or delays, or would reasonably be expected to prevent or delay, the consummation by Parent or Merger Sub of any of the transactions contemplated this Agreement.

“Permitted Liens” means (a) statutory Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries, (b) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable, (c) any other Liens the validity or amount of which is being contested in good faith and for which appropriate reserves have been established in accordance with GAAP on the Company SEC Financial Statements, (d) (i) applicable building, zoning and land use regulations regulating the use or occupancy of Company Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Company Real Property which are not violated by the current use or occupancy of such Company Real Property or the operation of the businesses thereon, and (ii) other imperfections or irregularities in title, charges, restrictions and other encumbrances of record that do not materially detract from the use or operation of the assets or properties to which they relate, (e) any obligations in respect of letters of credit and performance and construction bonds issued in the ordinary course of business, (f) any non-exclusive license granted in the ordinary course of business, and (g) Liens set forth on Section 8.4(b) of the Company Disclosure Schedule.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

“Personal Data” means information that, alone or in combination with other information, can identify or be associated with a unique individual, household, or device, and is subject to a Law governing data privacy, security, or protection.

“Prime Rate” means the rate per annum published in The Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period.

“Proceedings” means all actions, suits, claims, audits, litigation or proceedings, in each case, by or before (or that could be brought before) any Governmental Entity.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software Programs” means computer programs (whether in source code, object code or other form), including any and all software implementations of algorithms, models and methodologies, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax” or “Taxes” means all federal, state, local or non-U.S. taxes, fees, levies, duties, tariffs, imposts, payments in lieu and other charges in the nature of a tax or any other similar fee, charge, assessment or payment, including, without limitation, income, franchise, windfall or other profits, gross receipts, branch profits, real property, personal property, sales, use, goods and services, net worth, capital stock, license, occupation, premium, commercial activity, customs duties, alternative or add-on minimum, environmental, payroll, employment, social security, workers’ compensation, unemployment compensation, disability, excise, severance, estimated, withholding, ad valorem, stamp, transfer, registration, value-added, transactional and gains tax, whether disputed or not, and any interest, penalty, fine or additional amounts imposed in respect of any of the foregoing.

“Tax Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to the determination, collection or imposition of any Tax.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Tax Authority, including any schedule or attachment thereto, and including any amendments thereof.

“Third Party” shall mean any Person other than Parent, Merger Sub and their respective affiliates.

“Treasury Regulations” means regulations promulgated under the Code by the IRS.

“willful and material breach” means a material breach that is a consequence of an act (including the failure to act) undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, result in or constitute a material breach of this Agreement.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Acceptance Time”	Section 1.1(b)

“Acquisition Proposal”	Section 5.3(g)(i)

“Agreement”	Preamble

“Arrangement”	Section 3.12(e)

“Book-Entry Company Shares”	Section 2.2(b)(ii)

“Certificate of Merger”	Section 1.4

“Certificates”	Section 2.2(b)(i)

“Change of Board Recommendation”	Section 5.3(a)

“Closing”	Section 1.4

“Closing Date”	Section 1.4

“Company”	Preamble

“Company Acquisition Agreement”	Section 5.3(a)

“Company Benefit Plan”	Section 3.11(a)

“Company Board”	Recitals

“Company Board Recommendation”	Section 3.3(b)

“Company Bylaws”	Section 3.1

“Company Charter”	Section 3.1

“Company Compensation Committee”	Section 3.12(e)

“Company Disclosure Schedule”	Article 3

“Company Equity Plan”	Section 2.4(c)

“Company Lease Agreements”	Section 3.14(b)

“Company Leased Real Property”	Section 3.14(b)

“Company Material Contracts”	Section 3.16(b)

“Company Option”	Section 2.4(a)

“Company Owned Real Property”	Section 3.14(a)

“Company Real Property”	Section 3.14(c)

“Company Registered Intellectual Property”	Section 3.17(a)

“Company RSU”	Section 2.4(b)

“Company PSU”	Section 2.4(b)

“Company SEC Documents”	Section 3.5(a)

“Company SEC Financial Statements”	Section 3.5(c)

“Company Shares”	Recitals

“Company Share Offer”	Recitals

“Company Stock Awards”	Section 3.2(a)

“Company 401(k) Plan”	Section 5.7(d)

“Confidentiality Agreement”	Section 5.2(b)

“Continuing Employee”	Section 5.7(a)

“D&O Insurance”	Section 5.8(c)

“DGCL”	Recitals

“Dissenting Shares”	Section 2.3

“Effect”	Section 8.4

“Effective Time”	Section 1.4

“Expiration Date”	Section 1.1(d)

“Fairness Opinion”	Section 3.20

“Indemnitee”	Section 5.8(a)

“Initial Expiration Date”	Section 1.1(d)

“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)

“Merger Sub”	Preamble

“Minimum Condition”	Section 1.1(a)

“Multiemployer Plan”	Section 3.11(f)

“Notice Period”	Section 5.3(d)(ii)

“OFAC”	Section 3.9

“Offer”	Recitals

“Offer Documents”	Section 1.1(g)

“Offer Price”	Recitals

“Offer to Purchase”	Section 1.1(c)

“Outside Date”	Section 1.1(e)

“Parent”	Preamble

“Parent Subsidiary”	Section 4.3(a)

“Parent 401(k) Plan”	Section 5.7(d)

“Paying Agent”	Section 2.2(a)

“Permits”	Section 3.10

“Proposed Changed Terms”	Section 5.3(d)(iv)

“Rollover”	Section 5.7(d)

“Sarbanes-Oxley Act”	Section 3.5(b)

“Schedule TO”	Section 1.1(g)

“Schedule 14D-9”	Section 1.2(a)

“Service Provider”	Section 3.11(a)

“Superior Proposal”	Section 5.3(g)

“Surviving Corporation”	Section 1.3(a)

“Tender and Support Agreements”	Recitals

“Tender Offer Conditions”	Section 1.1(a)

“Termination Condition”	Section 1.1(a)

“Termination Fee”	Section 7.3(a)

“Title IV Plan”	Section 3.11(f)

“Transaction Litigation”	Section 5.13

“Transactions”	Section 1.3(a)

8.6 Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions (or part thereof) of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.8 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder. Except for the representations and warranties contained in Article 3, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Merger Sub nor any Person on their behalf relies upon, any other express or implied representation or warranty with respect to the Company or any of the Subsidiaries or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them, and that neither Parent nor Merger Sub has relied upon the Company or any of its Subsidiaries, or any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents or other Representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents or other Representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as may be expressly set forth in Article 3 of this Agreement.

8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.8, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.11 Mutual Drafting; Interpretation. Each party has jointly participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the words “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice”. As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “dollars” “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. As used in this Agreement, the words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any Contract or Law defined or referred to herein means any such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and all claims and causes of action based upon, arising out of or in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court does not have jurisdiction, any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13 Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, (a) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or Federal Court of the United States of America, or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. The Company’s or Parent’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled. The right to specific enforcement hereunder shall include the right of the Company to cause Parent and Merger Sub to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement.

8.15 No Recourse to Non-Parties. Notwithstanding anything in this Agreement or the Equity Commitment Letter to the contrary, each party hereto agrees, on behalf of itself and its Affiliates, that all proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, arise under, out or by reason of, or relate to: (a) this Agreement or the Equity Commitment Letter, (b) the negotiation, execution or performance of this Agreement or the Equity Commitment Letter, (c) any breach or violation of this Agreement or the Equity Commitment Letter, and (d) any failure of the Transactions or any transactions contemplated in the Equity Commitment Letter to be consummated, in each case, may be made only against (and are those solely of) the Company, Parent, Merger Sub, Sponsor (solely with respect to the Equity Commitment Letter), and the persons that are expressly identified herein as a party to this Agreement (or a party to the Equity Commitment Letter) and, in accordance with, and subject to the terms and conditions of this Agreement or the Equity Commitment Letter, as applicable. For clarity, nothing in this Section 8.15 shall be deemed to limit in any respect the rights of the Company as a third-party beneficiary under the Equity Commitment Letter.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

Parent:

CLP SY HOLDING, LLC

By:	/s/ Kenneth Lau
Name: Kenneth Lau
Title: Secretary and Treasurer

Merger Sub:

SY MERGER SUB CORPORATION

By:	/s/ Kenneth Lau
Name: Kenneth Lau
Title: Secretary and Treasurer

[Signature Page to Agreement and Plan of Merger]

The Company:

SYNACOR, INC.

By:	/s/ Himesh Bhise
Name: Himesh Bhise
Title: Chief Executive Officer

ANNEX I

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, subject to the provisions of the Merger Agreement and applicable Law, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment any validly tendered (and not validly withdrawn) Company Shares if: (a) the Minimum Condition shall not have been satisfied at 12:00 midnight (New York City time) on the Expiration Date, (b) the Merger Agreement shall have been terminated in accordance with its terms, (c) any applicable waiting period, together with any extensions thereof, under any applicable Competition Laws shall not have expired or been terminated, or (d) any of the following events, conditions, state of facts or developments exists or has occurred and is continuing at 12:00 midnight (New York City time) on the Expiration Date:

(i) the consummation of the Offer or the Merger shall then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of any Governmental Entity or there shall be in effect any Law enacted or promulgated by any Governmental Entity that prevents or makes illegal the consummation of the Offer or the Merger;

(ii) any representation and warranty of the Company (A) contained in Section 3.2(a) (Capitalization) shall fail to be true and correct in all respects (other than de minimis exceptions) at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that relate to a specific date or time (which need only be so true and correct in all respects (other than de minimis exceptions) as of such date or time); (ii) contained in Sections 3.1 (Corporate Organization), 3.3 (Authority; Execution and Delivery; Enforceability) and 3.19 (Broker’s Fees) shall fail to be true and correct in all material respects at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that relate to a specific date or time (which need only be so true and correct in all material respects as of such date or time); or (iii) set forth in Article 3 (other than the representations and warranties referenced in the immediately foregoing clauses (i) and (ii)), without giving effect to any qualifications as to materiality or Company Material Adverse Effect contained therein, shall fail to be true and correct at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that expressly relate to a specific date or time (which need only be so true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect;

(iii) the Company shall have breached or failed to perform or comply with in all material respects all covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Expiration Date and such breach or failure shall not have been cured;

(iv) since the date of the Merger Agreement, there shall have occurred and be continuing any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect; or

(v) Parent shall have failed to receive a certificate, dated as of the Expiration Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in paragraphs (ii) and (iii) of paragraph (c) of this Annex I have been satisfied.

(vi) Parent shall have failed to receive a statement from the Company satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that interests in the Company are not “United States real property interests” within the meaning of Section 897(c) of the Code.

The foregoing conditions are for the sole benefit of the Parent and Merger Sub and may be waived by the Parent or Merger Sub in whole or in part in their discretion (except that the Minimum Condition may not be waived), in each case, subject to the terms of the Merger Agreement and applicable Laws. Any reference in this Annex I or the Merger Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The failure by the Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 10, 2021, by and among Parent, Merger Sub and the Company.

EXHIBIT A

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SYNACOR, INC.

FIRST. The name of the corporation is Synacor, Inc.

SECOND. The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock, and the par value of each such share is $0.00001.

FIFTH. The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SIXTH. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

SEVENTH. Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

EIGHTH. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General. Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law. Notwithstanding the foregoing, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended following the filing of this certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article Eighth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director, officer or other agent of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

I, THE UNDERSIGNED, do make this amended and restated certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this [—] day of [—], 2021.

Kenneth Lau
Authorized Signatory

EXHIBIT B

FORM OF AMENDED AND RESTATED BYLAWS OF

SYNACOR, INC.

Article 1.

Stockholders

Section 1.01 Annual Meeting. The annual meeting of the stockholders of Synacor, Inc. (the “Corporation”) shall be held at such place within or outside of the State of Delaware, at such time and on such date, as may from time to time be designated by the Board of Directors, for the election of directors and for the transaction of any other proper business.

Section 1.02 Special Meetings. Special meetings of the stockholders of the Corporation may be called at any time and from time to time by the President or by a majority of the directors then in office, and shall be called by the Secretary upon the written request of stockholders holding of record at least a majority in number of the issued and outstanding shares of the Corporation entitled to vote at such meeting. Special meetings shall be held at such place within or outside of the State of Delaware, at such time and on such date as shall be specified in the call thereof.

Section 1.03 Notice of Meetings. Written notice of each meeting of the stockholders, stating the place, date and hour thereof and, in the case of a special meeting, the purpose or purposes for which it is called, shall be given, not less than ten (10) nor more than sixty (60) days before the date of such meeting (or at such other time as may be required by statute), to each stockholder entitled to vote at such meeting. If mailed, such notice is given when deposited in the United States mail, postage prepaid, directed to each stockholder at his or her address as it appears on the records of the Corporation.

Section 1.04 Waiver of Notice. Whenever notice is required to be given of any annual or special meeting of the stockholders, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated in such notice, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice. Attendance of a person at a meeting of the stockholders shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 1.05 Adjournment. When any meeting of the stockholders is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. At the adjourned meeting any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after such adjournment the Board of Directors shall fix a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting.

Section 1.06 Quorum. At any meeting of the stockholders, the presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of the Corporation entitled to vote at such meeting shall be necessary in order to constitute a quorum for the transaction of any business. If there shall not be a quorum at any meeting of the stockholders, the holders of a majority of the shares entitled to vote present at such meeting, in person or by proxy, may adjourn such meeting from time to time, without further notice to the stockholders other than an announcement at such meeting, until holders of the amount of shares required to constitute a quorum shall be present in person or by proxy.

Section 1.07 Voting. Each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. Voting need not be by ballot, except that all election of directors shall be by written ballot unless otherwise provided in the Certificate of Incorporation. Whenever any corporate action is to be taken by vote of the stockholders, it shall, except as otherwise required by law or by the Certificate of Incorporation, be authorized by a majority of the votes cast at a meeting of stockholders of the holders of shares entitled to vote thereon, except that all elections shall be decided by a plurality of the votes cast.

Section 1.08 Action Without a Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting thereof, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of such corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 1.09 Record Date. The Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to any other action, as the record date for the purpose of determining the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action.

Section 1.10 Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period.

2

Article 2.

Directors

Section 2.01 Number; Qualifications. The Board of Directors shall consist of one or more members. The number of directors shall be fixed by the Board of Directors. Directors need not be stockholders of the Corporation. The initial Board of Directors shall be:

Quinn Morgan – Director

Kenneth Lau – Director

Section 2.02 Term of Office. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

Section 2.03 Meetings. A meeting of the Board of Directors shall be held for the election of officers and for the transaction of such other business as may come before such meeting as soon as practicable after the annual meeting of the stockholders. Other regular meetings of the Board of Directors may be held at such times as the Board of Directors of the Corporation may from time to time determine. Special meetings of the Board of Directors may be called at any time by the President of the Corporation or by a majority of the directors then in office. Meetings of the Board of Directors may be held within or outside of the State of Delaware.

Section 2.04 Notice of Meetings; Waiver of Notice; Adjournment. No notice need be given of the first meeting of the Board of Directors after the annual meeting of stockholders or of any other regular meeting of the Board of Directors. Notice of a special meeting of the Board of Directors, specifying the place, date and hour thereof, shall be delivered personally, mailed or telegraphed to each director at his or her address as such address appears on the books of the Corporation at least two (2) business days (Saturdays, Sundays and legal holidays not being considered business days for the purpose of these Bylaws) before the date of such meeting. Whenever notice is required to be given under any provision of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a director at a special meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, the directors or any committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws. A majority of the directors present whether or not a quorum is present, may adjourn any meeting to another time and place. Notice need not be given of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted at the original meeting.

3

Section 2.05 Quorum; Voting. A majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.06 Participation by Telephone. Members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

Section 2.07 Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceeding of the Board of Directors or of such committee.

Section 2.08 Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed by the officers on all papers which may require it, but no such committee shall have the power or authority in reference to (a) amending the Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of the assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series); (b) adopting an agreement of merger or consolidation; (c) recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets; (d) recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution; or (e) amending these Bylaws and, unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. The Board of Directors may designate one or more directors as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another director to act at the meeting in the place of such absent or disqualified member.

Section 2.09 Removal; Resignation. Any director or the entire Board of Directors may be removed with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Any director may resign at any time, upon written notice to the Corporation.

4

Section 2.10 Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of directors then in office, although less than a quorum, or by a sole remaining director. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided above in the filling of other vacancies. A director elected to fill a vacancy shall hold office for the unexpired term of his or her predecessor.

Section 2.11 Compensation. The Board of Directors may fix the compensation of directors.

Article 3.

Officers

Section 3.01 Election; Qualifications. At the first meeting of the Board of Directors and as soon as practicable after each annual meeting of stockholders, the Board of Directors shall elect or appoint a President, one or more Vice Presidents, a Secretary and a Treasurer, and may elect or appoint at such time or from time to time such additional officers, with such titles as the Board of Directors shall designate by resolution, as the Board of Directors deems advisable. The Board of Directors, in its discretion, may also elect a chairman (who must be a director), one or more vice chairmen (who must be directors). No officer need be a director of the Corporation. Any number of offices may be held by the same person.

Section 3.02 Term of Office; Vacancies. Each officer shall hold office until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. Any vacancy occurring in any office, whether because of death, resignation or removal, with or without cause, or otherwise, shall be filled by the Board of Directors.

Section 3.03 Removal; Resignation. Any officer may be removed from office at any time with or without cause by the Board of Directors. Any officer may resign his or her office at any time upon written notice to the Corporation.

Section 3.04 Powers and Duties of the President. The President shall have overall management responsibility for the Corporation, shall set and carry out corporate policies and see to the execution of the Corporation’s long-term objectives. The President shall have authority to sign for and bind the corporation to any contract, mortgage, and other agreements unless the Board directs another officer to sign such document; and in general shall have such authority and responsibilities as are incident to the office of the President or are delegated to him by the Board of Directors.

Section 3.05 Powers and Duties of the Vice Presidents. Each of the Vice Presidents shall be given such titles and designations and shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors.

5

Section 3.06 Powers and Duties of the Secretary. The Secretary shall record and keep the minutes of all meetings of the stockholders and of the Board of Directors in a book to be kept for that purpose. The Secretary shall attend to the giving and serving of all notices by the Corporation. The Secretary shall be the custodian of, and shall make or cause to be made the proper entries in, the minute book of the Corporation and such other books and records as the Board of Directors may direct. The Secretary shall be the custodian of the corporate seal of the Corporation and shall affix or cause to be affixed such seal to such contracts and other instruments as the Board of Directors may direct. The Secretary shall have such other powers and shall perform such other duties as may from time to time be assigned to him or her by the Board of Directors.

Section 3.07 Powers and Duties of the Treasurer. The Treasurer shall be the custodian of all funds and securities of the Corporation. Whenever required by the Board of Directors, the Treasurer shall render a statement of the Corporation’s cash and other accounts and shall cause to be entered regularly in the proper books and records of the Corporation to be kept for such purpose full and accurate accounts of the Corporation’s receipts and disbursements. The Treasurer shall at all reasonable times exhibit the Corporation’s books and accounts to any director of the Corporation upon application at the principal office of the Corporation during business hours. The Treasurer shall have such other powers and shall perform such other duties as may from time to time be assigned to him or her by the Board of Directors.

Section 3.08 Delegation. In the event of the absence of any officer of the Corporation or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may at any time or from time to time delegate all or any part of the powers or duties of any officer to any other officer or officers or to any director or directors.

Article 4.

Stock

The shares of the Corporation shall be represented by certificates signed by the President or any Vice President and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary. Any of or all the signatures on the certificate may be a facsimile.

Article 5.

Execution of Documents

All contracts, agreements, instruments, bills payable, notes, checks, drafts, warrants or other obligations of the Corporation shall be made in the name of the Corporation and shall be signed by such officer or officers as the Board of Directors may from time to time designate.

Article 6.

Seal

The seal of the Corporation, if any, shall contain the name of the Corporation, the words “Corporate Seal”, the year of its organization and the word “Delaware.”

6

Article 7.

Fiscal Year

The fiscal year of the Corporation will end on the end of the calendar year unless otherwise proscribed by the Board of Directors.

Article 8.

Indemnification

Section 8.01 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), where the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, trustee or agent or in any other capacity while servicing as a director, officer, employee, trustee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, trustee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 8.03 hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Section 8.02 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.01, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

7

Section 8.03 Right of Indemnitee to Bring Suit. The rights to indemnification and to the advancement of expenses conferred in Section 8.01 and Section 8.02, respectively, shall be contract rights. If a claim under Section 8.01 or Section 8.02 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (A) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (B) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 8.03 or otherwise shall be on the Corporation.

Section 8.04 Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article 8 shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation, these Bylaws, or any statute, agreement, vote of stockholders or directors or otherwise.

Section 8.05 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Section 8.06 Amendment of Rights. Any amendment, alteration or repeal of this Article 8 that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

8

Section 8.07 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Article 9.

Amendment of Bylaws

These Bylaws may be amended or repealed, and any new Bylaw may be adopted, by the stockholders entitled to vote or by the Board of Directors.

Effective as of [              ], 2021.

9